Exhibit 10.8
EXECUTION VERSION

CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.
COOPERATIVE BROKERAGE AGREEMENT
This COOPERATIVE BROKERAGE AGREEMENT (this “Agreement”), dated as of August 28, 2017, is by and among REALHome Services and Solutions, Inc., a Florida corporation (“RHSS, Inc.”), REALHome Services and Solutions – CT, Inc., a Connecticut corporation (“RHSS CT”), and New Residential Sales Corp., a Delaware Corporation (“NRZ Brokerage”) (each of RHSS (as defined herein) and NRZ Brokerage being a “Party,” and together the “Parties”).
WHEREAS, New Residential (as defined herein) owns or may acquire certain MSRs (as defined herein); and
WHEREAS, New Residential has, or will have, as applicable, the right and obligation to market and sell REO Properties (as defined herein) that previously secured mortgage loans for which New Residential owns, or will own, the MSRs and engages NRZ Brokerage to facilitate the marketing and sale of REO Properties, as set forth herein; and
WHEREAS, NRZ Brokerage desires for RHSS to market and sell REO Properties with respect to which New Residential has engaged or will engage NRZ Brokerage to facilitate the marketing and sale of the properties and RHSS desires to accept such referrals; and
WHEREAS, in consideration for NRZ Brokerage’s referral to RHSS of real estate listings on an exclusive basis relating to Subject REO Referrals (as defined herein), NRZ Brokerage will be entitled to the Commissions (as defined herein) with respect to the Subject REO Referrals for which RHSS facilitates the sale on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.    Recitals. The recitals set forth above are incorporated by reference herein and made a part of this Agreement.
2.    Capitalized Terms. The terms set forth below have the meanings ascribed to them for the purposes of this Agreement. Other capitalized terms contained in this Agreement (including in the Recitals) and not set forth in this Section 2 shall have the meanings assigned to them as defined herein:
(a)    “Acceptable Offer” means an offer or bid received for a Subject REO Referral that satisfies the applicable requirements to be accepted that are specified in the pricing methodology set forth in Exhibit 6 hereto, or otherwise approved by the applicable seller.

(b)    “Acquisition Date” means, with respect to a Covered Portfolio, the date on which New Residential acquires the MSRs related to such Covered Portfolio, including the right to sell the related REO Properties that previously secured loans in such Covered Portfolio.
(c)    “Adverse Action” means any regulatory or criminal investigation, regulatory enforcement action, consent order or other adversarial proceeding (including civil litigation from non-regulatory entities), sanction, fee, fine, penalty, judgment, other liability; excluding, however, any such regulatory investigations, sanctions, fees, fines, penalties, judgments or other liabilities arising out of or relating to claims that are of de minimis effect to the applicable entity.
(d)    “Affected Properties” has the meaning set forth in Section 3(f)(iv) hereof.
(e)    “Affiliate” means, with respect to an entity, another entity that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such entity, provided however, with respect to New Residential, “Affiliate” means any entity that is directly or indirectly Controlled by New Residential Investment Corp.
(f)    “Agreement” has the meaning set forth in the preamble.
(g)    “Altisource” means Altisource Solutions S.à. r.l., a Luxembourg société à responsabilité limitée, a private limited liability company.
(h)    “Altisource Affiliated Escrow Agent” means an escrow agent that is RHSS, Altisource, or an Altisource Affiliate.
(i)    “Applicable Law” means, at a given time, all federal, state and local laws, orders, ordinances, governmental rules and regulations and court orders in effect at such time.
(j)    “Auction Cycle” means the active marketing of an REO Property for sale as part of an active time limit bidding (auction) cycle, which shall not be longer than seven days from the commencement of the auction.
(k)    “Cash Threshold” has the meaning set forth in Section 19(a)(xi) hereto.
(l)    “Change of Control” means:

(i)
With respect to RHSS, Inc., (i) any transaction or event (or series of related transactions or events) as a result of which the Corporate Parent ceases to own, directly or indirectly, one hundred percent (100%) of the combined voting power of RHSS Inc.’s outstanding capital stock; (ii) the sale, lease, transfer, conveyance or other disposition (in one or a series of related transactions) of all or substantially all of RHSS Inc.’s assets, other than to a wholly-owned subsidiary of the Corporate Parent; or (iii) the consummation of a merger or consolidation (or similar business combination) of RHSS Inc. with or into another entity that is not a wholly-owned subsidiary of Corporate Parent, or any other corporate reorganization, the result of which is that less than one hundred percent (100%) of the combined voting power of the continuing or surviving entity’s outstanding capital stock immediately after such transaction is owned by the persons who were direct or indirect equity holders of RHSS Inc. immediately prior to such transaction.

(ii)	With respect to RHSS CT, circumstances under which RHSS CT shall cease to be Controlled, directly or indirectly, by the Corporate Parent.

(iii)
With respect to the Corporate Parent, means (i) any “person” or “group” (for purposes of this definition, as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the date hereof) shall have obtained the power (whether or not exercised) to elect a majority of the board of directors of the Corporate Parent; (ii) any person or group is or shall become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date hereof), directly or indirectly, of forty-five percent (45%) or more (on a fully diluted basis) of the combined voting power of the Corporate Parent’s outstanding capital stock; or (iii) the current members of the Corporate Parent’s board of directors as of the date hereof (the “Incumbent Board”) shall cease to represent a majority of the directors of the Corporate Parent’s board of directors (provided that any person becoming a director subsequent to the date hereof, whose election, or nomination for election by the Corporate Parent’s shareholders, was approved by a vote of a majority of the directors constituting the Incumbent Board shall be considered as though such person were a member of the Incumbent Board).

(m)    “Closing” has the meaning set forth in Section 5(b) hereto.
(n)    “Commissions” has the meaning set forth in Section 5(a) hereto.
(o)    “Controlled” or “Control” means possessing, directly or indirectly, the power to direct or cause the direction of the management, policies or operations of an entity, whether through the ownership of voting securities, by contract, as general partners, as manager, or otherwise.
(p)    “Corporate Parent” means Altisource Portfolio Solutions S.A.
(q)    “Covered Portfolios” means, individually or collectively,
(i)    All Portfolios identified on Exhibit 1A attached hereto to the extent New Residential acquires the MSRs for the related Portfolio (collectively, the “HLSS Portfolios”);
(ii)    All Portfolios associated with MSRs that New Residential (1) acquires from Ocwen, or (2) acquires from an entity into which Ocwen merged or which acquired Ocwen or all or substantially all of Ocwen’s assets (collectively “Ocwen Successors”), provided, however, that Portfolios associated with MSRs that New Residential acquires from an Ocwen Successor shall be Covered Portfolios only if Ocwen owned the MSRs immediately prior to the transaction pursuant to which the Ocwen Successor acquired the MSRs (collectively, the “Ocwen Portfolios”). Upon the transfer of MSRs to New Residential from Ocwen with respect to a Portfolio under this paragraph (ii), NRZ Brokerage will deliver to RHSS a schedule (to be attached hereto as Exhibit 1B) of the Portfolios within the Ocwen Portfolios, which schedule shall be updated in the event that New Residential acquires additional Portfolios from Ocwen;
(iii)    Only upon PHH Mortgage Corporation’s approval of RHSS as a vendor, all Portfolios identified on Exhibit 2 attached hereto (collectively, the “PHH Portfolios”) to the extent New Residential acquires the MSRs for the related Portfolio; and
(iv)    Any other Portfolios that correspond to MSRs that NRZ Brokerage and RHSS agree in writing from time to time that will be subject to this Agreement. Upon such agreement, NRZ Brokerage will deliver to RHSS a schedule of the Portfolios that shall become Covered Portfolios pursuant to this subparagraph (o)(iv), which schedule shall become an exhibit hereto and shall be updated in accordance with the Parties’ agreement.
(r)    “Disclosed Matters” has the meaning set forth in Section 6(c) hereto.
(s)    “[***] REO Properties” means all Subject REO Referrals that [***].

(t)    “Existing REO Properties” means all Subject REO Referrals that were listed by or through RHSS prior to the Acquisition Date for the related Covered Portfolio.
(u)    “First Licensed Jurisdiction” has the meaning set forth in Section 6(d) hereto.
(v)    “[***] Jurisdiction License Failure” has the meaning set forth in Section 19(g)(i) hereto.
(w)    “Governmental Authority” shall mean any national or federal, state, regional, or local government or other political subdivision, including without limitation all agencies thereof, and any person with jurisdiction exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.
(x)    “Guarantor” shall mean the guarantor under the Guaranty or any permitted successors or assigns to its obligations thereunder.
(y)    “Guaranty” shall mean the guaranty of Altisource Solutions S.à. r.l., in favor of and for the benefit of New Residential and New Residential Sales Corp., dated as of the date hereof.
(z)    “Impacted Referrals” has the meaning set forth in Section 19(c) hereto.
(aa)    “Indemnifying Party” has the meaning set forth in Section 15 hereto.
(bb)    “Jurisdiction Based Termination” has the meaning set forth in Section 19(g)(i) hereto.
(cc)    “License Suspension Period” has the meaning set forth in Section 19(c) hereto.
(dd)    “Most Recent Pre-Sales Market Value” means, with respect to an REO Property being listed for sale, the most recent appraisal, valuation, or broker price opinion received for a REO Property.
(ee)    “MSRs” means residential mortgage servicing rights.
(ff)    “Net Sales Price” means the net sales price of an REO Property calculated based on gross sales prices for such REO Property, but excluding, for the avoidance of doubt, in all cases any buyer’s premium and technology fee.
(gg)    “New Residential” means New Residential Investment Corp. together with the New Residential Affiliates.

(hh)    “New Residential Representatives” has the meaning set forth in Section 15 hereto.
(ii)     “Non-Compliant Party” has the meaning set forth in Section 19(a) hereto.
(jj)    “NRZ Brokerage” has the meaning set forth in the preamble.
(kk)    “NRZ Brokerage Directed Methodology” means any pricing methodology that, pursuant to Section 3(f) of this Agreement, NRZ Brokerage directs RHSS to employ that materially differs from the pricing methodology set forth in Exhibit 6 hereto or, if applicable, the pricing methodology different from that set forth in Exhibit 6 hereto as amended pursuant to the terms of Section 3(f) hereof.
(ll)    “NRZ Indemnity Claim” has the meaning set forth in Section 15 hereto.
(mm)    “NRZ Indemnity Claim Exception” has the meaning set forth in Section 15 hereto.
(nn)     “Ocwen” means, collectively and individually, Ocwen Financial Corporation and/or one or more of Ocwen’s Affiliates.
(oo)    “Ocwen Agreements” means that certain master agreement, and that certain transfer agreement, each of which is dated July 23, 2017 and is between Ocwen and New Residential.
(pp)    “Online Auction” has the meaning set forth in Section 3(c) hereto.
(qq)    “Party” or “Parties” has the meaning set forth in the preamble.
(rr)     “Performance Scorecard” means the document attached as Exhibit 7 hereto.
(ss)    “Personal Information” has the meaning set forth in Section 6(f) hereto.
(tt)    “Portfolio” means a collection of mortgage loans that are the subject of a corresponding set of MSRs.
(uu)    “Qualified Non-RHSS Broker” has the meaning set forth in Section 3(b)(1) hereto.
(vv)    “Quarterly Performance Score” means, with respect to a given Service Level Metric in the Performance Scorecard and with respect to a given calendar quarter, the weighted average of the performance score for each of the three calendar months constituting such calendar quarter, such weighted average being based on the volume of REO Properties being listed during such calendar months.
(ww)    “[***] REO Property” means all Subject REO Referrals with respect to which [***].
(xx)    “Regulator” means any court, board, agency, commission, office, or other authority of any nature whatsoever for any Governmental Authority (federal, state, county, district, municipal, city, country or otherwise) or governmental unit.
(yy)    “REO Property” means a property acquired through foreclosure, acceptance of a deed-in-lieu of foreclosure, short sale, or otherwise in accordance with Applicable Law in connection with the default or imminent default of a mortgage loan.
(zz)    “RHSS” means, with respect to each jurisdiction applicable to this Agreement, the Affiliate of Altisource having the obligations of a Party hereto in such jurisdiction, which Affiliate of Altisource shall be:
(i)    RHSS, Inc. unless (ii) or (iii) applies;
(ii)    RHSS CT, with respect to Connecticut; or
(iii)     an Affiliate of RHSS, Inc., which is a direct or indirect subsidiary of Altisource that (1) is licensed in such jurisdiction to perform the brokerage services contemplated in this Agreement and (ii) executes a joinder to this Agreement agreeing to assume the obligations of RHSS, Inc. with respect to such jurisdiction.
(aaa)    “RHSS CT” has the meaning set forth in the preamble.
(bbb)    “RHSS, Inc.” has the meaning set forth in the preamble.
(ccc)    “RHSS Indemnity Claim” has the meaning set forth in Section 15 hereto.
(ddd)    “RHSS Representatives” has the meaning set forth in Section 15 hereto.
(eee)    “Sales Contract” means a contract of sale under terms that constitute an Acceptable Offer, which has been fully executed by the potential buyer and the seller of the related REO Property.
(fff)     “Service Level Metrics” means those categories of service performance and associated target levels of service performance identified in the Performance Scorecard attached hereto as Exhibit 7, or such other categories and associated target levels as subsequently agreed to by the Parties.

(ggg)    “Services LOI” means that certain Letter of Intent between Altisource and New Residential Investment Corp. and dated as of the date hereof relating to the services Altisource and its Affiliates shall agree to provide to New Residential with respect to the Covered Portfolios (as defined in such Letter of Intent).
(hhh)    “Servicing Agreement” means any servicing agreement, pooling and servicing agreement, trust and servicing agreement, indenture, trust agreement or similar agreement, in each case to which New Residential is a party (including though assignment and/or assumption) as the servicer (including master, special, primary or subservicer) thereunder or to which New Residential is bound as of the related Acquisition Date; provided, however, such term does not include any such agreement between NRZ and an affiliated or unaffiliated third party, pursuant to which NRZ further delegates servicing functions to such third party.
(iii)     “Standard Seller Commission Percentage” means the greater of [***] percent ([***]) of the Net Sales Price and the minimum commission payable to all real estate brokers representing the seller as specified in the listing agreements referenced in Section 3(a) hereof.
(jjj)    “Subject REO Referral” has the meaning set forth in Section 3 hereto.
(kkk)    “Suspended REO Referral” has the meaning set forth in Section 19(d) hereto.
(lll)    “Termination Event” has the meaning set forth in Section 19(a) hereto.
(mmm)    “Terminating Party” has the meaning set forth in Section 19(a) hereto.
(nnn)    “Third Party Claim” has the meaning set forth in Section 15 hereto.
(ooo)    “Total Seller Payable Commission” means, with respect to a sale of a Subject REO Referral, the total real estate broker’s commission payable to all real estate brokers representing the seller of such Subject REO Referral.
(ppp)    “Transfer” has the meaning set forth in Section 10(b) hereto.
(qqq)     “Vendor Management Addendum” means the document attached as Exhibit 5 hereto.
3.    Subject REO Referrals.
(a)    NRZ Brokerage shall refer all listings and all sales of all REO Properties in the Covered Portfolios in the jurisdiction(s) in which NRZ Brokerage possesses all requisite licenses and approvals to engage in the conduct set forth in this Agreement, which REO Property NRZ Brokerage has been engaged to list, market, or sell and has the contractual and legal authority to refer to RHSS (the “Subject REO Referrals”) during the term of this Agreement. In connection with any such referrals, RHSS and the applicable New Residential entity shall enter into separate listing agreements from time to time, substantially in the form and substance attached hereto as Exhibit 3, which such listing agreement may be executed by RHSS as appointed through power of attorney granted by the applicable New Residential entity. In the event of any conflict between any listing agreement and this Agreement, this Agreement will control. With respect to those Subject REO Referrals that constitute Existing REO Properties, NRZ Brokerage agrees it shall not take any action that interferes with RHSS acting as the listing broker and such Existing REO Properties shall be excluded from payment of any Commissions hereunder, except to the extent the Existing REO Properties are de-listed in accordance with Section 3(e) below, in which case Commissions shall be payable hereunder once the properties are relisted in accordance with this Agreement. Subject to the terms hereof, NRZ Brokerage hereby grants RHSS the right to list, market and/or sell the REO Properties associated with the Subject REO Referrals via the Hubzu® platform or another online auction platform, charging a buyer’s premium totaling up to [***] percent ([***] %) of the Net Sales Price, subject to a minimum of $[***], and, only if the buyer’s premium is [***] percent ([***] %) subject to a minimum of $[***], a technology fee of [***] $[***] in the event a property is auctioned or, regardless of the buyer’s premium, a technology fee of [***] $[***] in the event a property is not auctioned.
(b)    Notwithstanding the provisions of Section 3(a) hereof, for all Subject REO Referrals other than [***] REO Properties, NRZ Brokerage may require RHSS to engage third-party real estate brokers to list Subject REO Referrals upon the later of (i) three business days from the date on which NRZ Brokerage gives RHSS written notice and (ii) in the event NRZ Brokerage gives RHSS written notice while a property is within an active Auction Cycle, three days after the end of that Auction Cycle, under the following circumstances:
(1) the terms and provisions of the applicable Servicing Agreement require engagement of a real estate broker with qualifications or requirements that RHSS does not and is not able to satisfy at a given time (a “Qualified Non-RHSS Broker”);
(2) the trustee of the trust related to the Servicing Agreement, investors (other than New Residential in its capacity as an investor) in the securities related to the Servicing Agreement, or counterparties to the related Servicing Agreement, notify the securitization trustee or master servicer, New Residential, or any party acting on behalf of New Residential, including its applicable subservicer or vendor, in writing, that the related Servicing Agreement or Applicable Law requires New Residential to engage a Qualified Non-RHSS Broker or that failure to engage a Qualified Non-RHSS Broker would be a breach of New Residential’s obligations or duties under the related Servicing Agreement;

(3) NRZ Brokerage reasonably determines, based on Adverse Action, regulatory guidance or issuance, regulatory directive or other written or oral public statement by a Regulator made on behalf of the applicable Government Authority, that the failure to cause RHSS to engage a Qualified Non-RHSS Broker presents significant risk to New Residential of Adverse Action; and
(4) under any other circumstances in which NRZ Brokerage desires to engage a third-party real estate broker; provided, however that at any given time, the aggregate Most Recent Pre-Sales Market Value for all REO Properties in each Covered Portfolio for which third-party real estate broker referrals are required to be made pursuant to this Section 3(b)(4) shall not exceed [***] percent ([***]%) of the total Most Recent Pre-Sales Market Value for all REO Properties in such Covered Portfolio at such given time.
In the event that NRZ Brokerage requires RHSS to engage a third-party real estate broker to list Subject REO Referrals pursuant to Sections 3(b)(1), 3(b)(2) or 3(b)(3) above, such conclusion shall be supported by the advice, though not necessarily a formal written opinion, of duly licensed and qualified outside counsel that the failure to use a third-party broker would present significant risk of Adverse Action to New Residential. In the event that NRZ Brokerage directs RHSS to engage a third-party real estate broker to list Subject REO Referrals pursuant to Sections 3(b)(1), 3(b)(2) or 3(b)(3) above, NRZ Brokerage agrees to (i) consult with RHSS with respect thereto for a period of at least five (5) business days before RHSS must engage a third-party broker and (ii) upon RHSS’s written request, provide RHSS with written analysis supporting NRZ Brokerage’s conclusion (though a formal written opinion of counsel shall not be required).
In the event that NRZ Brokerage requires RHSS to engage a third-party real estate broker to list Subject REO Referrals pursuant to Section 3(b)(3), RHSS shall be required to so engage such third-party real estate broker only for so long as such significant risk of Adverse Action remains to warrant such requirement, as determined by NRZ Brokerage in its reasonable discretion based on the advice, though not necessarily a formal written opinion, of duly licensed counsel. Once NRZ Brokerage has determined that such regulatory concerns have abated, RHSS shall be re-instated to provide brokerage services to the related Subject REO Referrals without being required to so engage such third-party real estate broker; provided, however, that RHSS’s reinstatement shall not apply to listings that are then pending with third-party real estate brokers unless and until such listings with such third-party real estate brokers expire. If Adverse Action was commenced against or with respect to NRZ Brokerage, NRZ Brokerage will work diligently with the applicable Regulator to mitigate risks relating thereto.
RHSS shall notify NRZ Brokerage in writing within 30 days of receiving the direction if RHSS reasonably believes that engaging a third-party real estate broker is anticipated to have a negative impact on RHSS’s performance score on the Performance Scorecard, in which case RHSS shall provide to NRZ Brokerage data and written support of such analysis.
If RHSS so notifies NRZ Brokerage, the Parties hereto shall immediately cooperate with one another and negotiate in good faith to enter into amendments of the Performance Scorecard and the Service Level Metrics as applicable to the Subject REO Referrals as to which NRZ Brokerage has directed

RHSS to engage a third-party real estate broker, and during the time in which the Parties negotiate such amendments, NRZ Brokerage shall, at its option, either (x) allow RHSS to market and sell the properties without engaging a third-party real estate broker, in which case the Performance Scorecard and the existing Service Level Metrics shall apply or (y) require RHSS to engage a third-party real estate broker, in which case the Performance Scorecard and the Service Level Metrics shall not apply to the properties as to which NRZ Brokerage has directed RHSS to engage a third-party real estate broker unless and until the Parties agree in writing to an amended set of Service Level Metrics set forth on the Performance Scorecard; provided, however, that in the event of (y), RHSS shall continue to track its performance under the Service Level Metrics and if, after a period of six months, the use of third-party real estate brokers has not materially impacted RHSS’s performance, the Service Level Metrics and the Performance Scorecard that existed when NRZ Brokerage directed RHSS to engage third-party real estate brokers shall apply. The Parties agree to submit all disputes regarding appropriate Service Level Metrics to the dispute resolution process set forth in Section 21 hereof.
Notwithstanding anything to the contrary herein, in the event that NRZ Brokerage requires RHSS to engage a specific third-party real estate broker under this Section 3(b), RHSS shall not have any liability for any actions of that third-party real estate broker and NRZ Brokerage shall indemnify RHSS and hold it harmless against claims relating to the third-party real estate broker’s conduct to the fullest extent set forth in Section 15 of this Agreement, except to the extent that RHSS’s or Altisource’s acts or omissions, or information provided by RHSS or Altisource, resulted in the third-party real estate broker’s conduct.
In the event that NRZ Brokerage requires RHSS to engage a third-party real estate broker under this Section 3(b) but does not specify that RHSS must engage a particular third-party real estate broker, RHSS shall retain responsibility for the conduct of the third-party real estate broker and shall indemnify NRZ Brokerage and New Residential and hold them harmless against claims relating to the third-party real estate broker’s conduct to the fullest extent set forth in Section 15 of this Agreement. NRZ Brokerage hereby represents and warrants that, as of the date hereof, NRZ Brokerage does not have knowledge of facts or notice of circumstances under which NRZ Brokerage would require RHSS to engage third-party real estate brokers to list Subject REO Referrals under this Section 3(b).
(c)    Notwithstanding the provisions of Section 3(a) hereof, for all Subject REO Referrals other than [***] REO Properties, NRZ Brokerage may direct RHSS not to sell Subject REO Referrals in a time-limit bidding format on an auction website (an “Online Auction”) upon the later of (i) three business days from the date on which NRZ Brokerage gives RHSS written notice and (ii) in the event NRZ Brokerage gives RHSS written notice while a property is within an active Auction Cycle, three days after the end of that Auction Cycle, under the following circumstances:
(1) the terms and provisions of the applicable Servicing Agreement prohibit the sale of REO Properties through an Online Auction;

(2) the terms and provisions of the applicable Servicing Agreement do not prohibit the sale of REO Properties through an Online Auction but only permit such sale pursuant to qualifications or requirements that neither RHSS nor any of its Affiliate entities satisfy or are able to satisfy at a given time;
(3) investors (other than New Residential in its capacity as an investor) in the securities related to the Servicing Agreement, or counterparties to the related Servicing Agreement, notify the securitization trustee or master servicer, New Residential or any party acting on behalf of New Residential, including its applicable subservicer or vendor, in writing, that the related Servicing Agreement or Applicable Law prohibit the sale of REO Properties through an Online Auction or that the sale of REO Properties through an Online Auction would be a breach of New Residential’s obligations or duties under the related Servicing Agreement;
(4) investors (other than New Residential in its capacity as an investor) in the securities related to the Servicing Agreement, or counterparties to the related Servicing Agreement, notify the securitization trustee or master servicer, New Residential or any party acting on behalf of New Residential, including its applicable subservicer or vendor, in writing, that, although the related Servicing Agreement or Applicable Law do not prohibit the sale of REO Properties through an Online Auction, such Servicing Agreement or Applicable Law permits the sale of REO Properties only permit such sales pursuant to qualifications or requirements that neither RHSS nor any of its Affiliate entities satisfy or are able to satisfy at a given time and that the sale of REO Properties by RHSS through an Online Auction would be a breach of New Residential’s obligations or duties under the related Servicing Agreement;
(5) NRZ Brokerage, whether on NRZ Brokerage’s own initiative or in response to a request from RHSS, reasonably determines that, based on Adverse Action, regulatory guidance or issuance, regulatory directive, or other written or oral public statement by a Regulator on behalf of the applicable Government Authority, the sale of REO Properties through an Online Auction by real estate brokers presents significant risk to New Residential of Adverse Action;
(6) NRZ Brokerage reasonably determines that the conditions of Section 3(c)(5) are not satisfied but that, based on Adverse Action, regulatory guidance or issuance, regulatory directive, or other written or oral public statement by a Regulator made on behalf of the applicable Governmental Authority, permitting RHSS to sell REO Properties through an Online Auction presents significant risk to New Residential of Adverse Action; and
(7) under any other circumstances in which NRZ Brokerage deems appropriate in its reasonable discretion; provided, however that, at any given time, the total Most Recent Pre-Sales Market Value for all REO Properties in each Covered Portfolio for which Online Auctions are not permitted pursuant to this Section

3(c)(7) shall not exceed [***] percent ([***]%) of the total Most Recent Pre-Sales Market Value for all REO Properties in such Covered Portfolio at such given time.

In the event that NRZ Brokerage directs RHSS not to sell Subject REO Referrals through an Online Auction pursuant to Sections 3(c)(1) through 3(c)(6) above, such conclusion shall be supported by the advice, though not necessarily a formal written opinion, of duly licensed and qualified outside counsel that permitting the sale of REO Property through an Online Auction would present significant risk of Adverse Action to New Residential.

In the event any of the circumstances described in Sections 3(c)(1) through 3(c)(6) are present, NRZ Brokerage agrees to (i) consult with RHSS with respect thereto for a period of at least five (5) business days before RHSS must cease selling REO Property through an Online Auction and (ii) upon RHSS’s written request, provide RHSS with written analysis supporting NRZ Brokerage’s conclusion (though provision of a formal written opinion of counsel to RHSS shall not be required ). In the event RHSS ceases or limits the use of Online Auctions pursuant to Sections 3(c)(1) through 3(c)(6) above, the Parties shall convene telephonically monthly, upon the request of either Party, to reassess whether such the facts giving rise to such cessation or limitation are still in place and, if NRZ Brokerage determines in its sole and absolute discretion that such facts are no longer in place (either in whole or in one or more jurisdictions), NRZ Brokerage shall permit the use of Online Auctions in such jurisdictions; provided, however, that the use of Online Auctions in such jurisdictions shall not apply to listings that have at least one pending Acceptable Offer as of the authorization date, unless (I) such listings do not go under Active Sales Contract within 30 days of the authorization date, (II) such listings no longer have at least one pending Acceptable Offer or (III) such listings do go under Active Sales Contract but such Sales Contract is subsequently cancelled.

Any Subject REO Referral for which NRZ Brokerage directs RHSS not to sell though an Online Auction pursuant to this Section 3(c) shall be excluded for the purposes of determining the performance score on the Service Level Metrics, as reflected on the Performance Scorecard. NRZ Brokerage hereby represents and warrants that, as of the date hereof, NRZ Brokerage does not have knowledge of facts or notice of circumstances under which NRZ Brokerage would direct RHSS not to sell Subject REO Referrals through an Online Auction under this Section 3(c).
(d)    In the event that NRZ Brokerage directs RHSS (i) to engage third-party real estate brokers to list a Subject REO Referral pursuant to Section 3(b)(4) and directs RHSS not to sell such Subject REO Referral through an Online Auction pursuant to Section 3(c)(7), such directions shall count towards each of the respective [***] percent ([***]%) thresholds specified in Sections 3(b)(4) and 3(c)(7), respectively; (ii) to engage third-party real estate brokers to list a Subject REO Referral pursuant to Section 3(b)(4) and directs RHSS not to sell such Subject REO Referral through an Online Auction other than pursuant to Section 3(c)(7), such directions shall count towards the [***] percent ([***]%) threshold specified in Section 3(b)(4) but not the [***] percent ([***]%) threshold specified in Section 3(c)(7); and (iii) to engage third-party real estate brokers to list a Subject REO Referral other than pursuant to Section 3(b)(4) and directs RHSS not to sell such Subject REO Referral through an Online Auction pursuant to Section 3(c)(7), such directions shall count towards the [***] percent ([***]%) threshold specified in Section 3(c)(7) but not the [***] percent ([***]%) threshold specified in Section 3(b)(4).
(e)    De-Listing of Existing REO Properties.

(i)
Within ten (10) calendar days after the later of (1) NRZ Brokerage’s written notice to RHSS that the Acquisition Date for the related Covered Portfolio has occurred, or (2) the effective date of an agreement between Ocwen (or such other owner of any Ocwen Portfolio or applicable Affiliate thereof) and RHSS and/or one or more of its Affiliates whereby Ocwen (or such other owner of any Ocwen Portfolio or applicable Affiliate thereof) has authorized RHSS to de-list Existing REO Properties, RHSS shall de-list all Existing REO Properties that, as of the Acquisition Date for the applicable Portfolio, (i) are not in an active Auction Cycle, (ii) are not under an active Sales Contract, and (iii) do not have at least one pending Acceptable Offer.

(ii)
With respect to Existing REO Properties that are in an active Auction Cycle as of the Acquisition Date, if the property is not under active Sale Contract within thirty calendar days of the close of the Auction Cycle, RHSS shall de-list the property within three business days thereafter, and RHSS shall conduct itself in accordance with the standard practices and procedures in place prior to the Acquisition Date regarding the processing of Acceptable Offers and Sales Contracts. If the REO Property goes under active Sales Contract within thirty calendar days of the close of the Auction Cycle but the contract is subsequently cancelled, RHSS shall de-list the REO Property within three (3) business days after the cancellation of the Sales Contract.

(iii)
With respect to Existing REO Properties that have at least one pending Acceptable Offer as of the Acquisition Date, if the property is not under active Sales Contract within thirty days of the Acquisition Date, RHSS shall de-list the property within three business days thereafter, and RHSS shall conduct itself in accordance with the standard practices and procedures in place prior to the Acquisition Date regarding the processing of Acceptable Offers and Sales Contracts. If the REO Property goes under active Sales Contract within 30 calendar days of the Acquisition Date but the contract is subsequently cancelled, RHSS shall de-list the REO Property within three (3) calendar days after the cancellation of the Sales Contract.

(iv)
With respect to Existing REO Properties that are under an active Sales Contract as of the Acquisition Date but which Sales Contracts are subsequently cancelled, RHSS shall de-list such REO Properties within three (3) calendar days after the cancellation of the Sales Contract.

(f)    Pricing Methodology. RHSS shall list and market, and to the extent the Subject REO Referrals are sold, facilitate the sale of, Subject REO Referrals in accordance with the pricing methodology set forth on Exhibit 6 hereto, as such methodology may be amended in writing from time to time pursuant to this Section 3(f); and with respect to (1) any material changes, as such changes have been requested by RHSS and approved by NRZ Brokerage in writing; and (2) any immaterial changes, as RHSS notifies NRZ Brokerage in writing at least five days prior to the implementation of such change.

(i)
NRZ Brokerage shall have the right, but not the obligation, to provide a NRZ Brokerage Directed Methodology to RHSS to apply to an individual Subject REO Referral or multiple Subject REO Referrals, and RHSS shall comply with the NRZ Brokerage Directed Methodology within two business days of NRZ’s Brokerage’s direction.

(ii)	Intentionally omitted.

(iii)
As of the date hereof, the Parties agree that the pricing methodology to be used in setting the property reserve prices shall be as set forth in Exhibit 6 hereto, which Exhibit shall be deemed updated in the event NRZ Brokerage requests, and RHSS agrees in writing to, a different methodology in accordance with this Section 3(f).

(iv)
If a NRZ Brokerage Directed Methodology is implemented, the Performance Scorecard and the Service Level Metrics shall not apply to any Subject REO Referral that is the subject of and affected by such NRZ Brokerage Directed Methodology (the “Affected Properties”), though RHSS shall continue to track the Service Level Metrics of Affected Properties and shall report the Service Level Metrics of Affected Properties to NRZ Brokerage monthly. For the avoidance of doubt, the Service Level Metrics shall continue to apply to all Subject REO Referrals unless and until each Subject REO Referral becomes an Affected Property.

If the Affected Properties constitute greater than [***]% of the then-listed Subject REO Referrals in the Covered Portfolios, the Affected Properties shall be excluded from the Performance Scorecard and Service Level Metrics (as described in the immediately preceding sentences), though RHSS shall continue to track the Service Level Metrics of Affected Properties.
After [***] months from the implementation of the NRZ Brokerage Directed Methodology that caused the Affected Properties to exceed [***]% of the listed Subject REO Referrals in the Covered Portfolios, RHSS shall deliver a written report to NRZ Brokerage reflecting the Service Level Metrics for the Affected Properties and such report shall indicate the specific rule from the NRZ Brokerage Directed Methodology that impacted each Affected Property. The Parties shall then reasonably cooperate with one another and negotiate in good faith to enter into amendments to the Performance Scorecard and the Service Level Metrics, such reasonableness and good faith to take into account the Service Level Metrics data available to the Parties and the number, nature and magnitude of NRZ Brokerage Directed Methodology changes implemented with respect to the Affected Properties over the nine-month period. During the time in which the Parties negotiate such amendments, the Performance Scorecard and the Service Level Metrics shall continue to not apply to the Affected Properties unless and until the Parties agree in writing to an amended set of Service Level Metrics, though RHSS shall continue to track the Affected Properties’ performance under the Service Level Metrics. In the event the Parties are unable to reach agreement regarding an amended Performance Scorecard and Service Level Metrics, NRZ Brokerage and RHSS shall use, at NRZ’s option, either (x) the most recently mutually agreed-upon applicable pricing methodology, in which case the then-current Performance Scorecard and then-existing Service Level Metrics shall apply to all non-Affected Properties or (y) the NRZ Brokerage Directed Methodology, in which case the Affected Properties shall continue to be excluded from the Performance Scorecard and the Service Level Metrics.
4.    Non-Covered Portfolios on Exhibit 1A. For all Portfolios listed on Exhibit 1A in which New Residential owns an economic interest but, pursuant to the Ocwen Agreements, New Residential has not acquired title to the Portfolios’ MSR, to the extent that, after the date hereof, New Residential acquires the contractual right to designate a broker to market and list REO Properties associated with such economic interests, the Parties agree to enter into a separate agreement or agreements pursuant to which those Portfolios will be Covered Portfolios following execution by Altisource, RHSS, Inc., RHSS CT, New Residential Mortgage LLC and New Residential of an amendment to that certain Letter Agreement among such parties, dated as of the date hereof to account for such Portfolios in a manner substantially identical to the manner in which the Covered Portfolios are treated thereunder. Any such agreements will be identical to this Agreement, including with respect to any Commissions due thereunder, except insofar as changes are necessary to accurately describe New Residential’s rights with respect to the Portfolios.
5.    Commissions.
(a)    In consideration for the Subject REO Referrals, NRZ Brokerage shall, subject to Section 5(c), be entitled to receive, as its sole compensation, the commissions in the amounts set forth below (individually and collectively, “Commissions”) solely in connection with the sale and conveyance of Subject REO Referrals by or through RHSS, regardless of whether RHSS elects or is directed to engage a third-party real estate agent or broker to assist with the sale. Payment of such Commissions will be made in accordance with Section 5(b):

(1)
With respect to Subject REO Referrals that are from the HLSS Portfolio or the Ocwen Portfolio, in each case other than Existing REO Referrals, [***] REO Properties, or [***] REO Properties, which referral occurs prior to the date that is the earlier of (1) [***] months after the Acquisition Date related to the MSRs for the Portfolio containing the loan that was previously secured by such REO Property, and (2) [***] months from the date of this Agreement:
[***]

(ii)
With respect to Subject REO Referrals, in each case other than Existing REO Referrals, [***] REO Properties, or [***] REO Properties, that are from (1) the HLSS Portfolio or the Ocwen Portfolio, which referral occurs on or after the date which is the earlier of (a) [***] months after the Acquisition Date related to the MSRs for the Portfolio containing the loan that was previously secured by such REO Property, and (b) [***] months from the date of this Agreement, or (2) the PHH Portfolio, which referral occurs at any time during the term of this Agreement:

[***]

(iii)	[***] REO Properties. With respect to a Subject REO Referral that is [***]:
[***]

(iv)
[***] REO Properties. With respect to a Subject REO Referral that is [***], the commission to NRZ Brokerage will be [***]. The Parties may agree in writing on alternative commission terms for [***] REO Properties on a case-by-case basis.

(v)
Existing REO Properties. Notwithstanding the foregoing in this Section 5(a), with respect to a Subject REO Referral that is an Existing REO Property at the time of the sale and conveyance of Subject REO Referrals, the commission to NRZ Brokerage will be [***].

(vi)
With respect to a Subject REO Referral that is from a Covered Portfolio other than the HLSS Portfolio, Ocwen Portfolio, or PHH Portfolio, a commission equal to an amount to be determined by the Parties with respect to each Portfolio when it becomes a Covered Portfolio in accordance with this Agreement.

(b)    It is the intent of the Parties that Commissions be paid to NRZ Brokerage by the escrow agent from the proceeds at the closing of the sale of any Subject REO Referrals (“Closing”). RHSS shall wire or cause to be wired, the Commissions, in immediately available funds, to the bank account designated by NRZ Brokerage to RHSS in writing. RHSS shall provide NRZ Brokerage’s wiring instructions to the escrow agent. RHSS shall cause the Commissions to be documented in the relevant settlement statement prior to or at Closing. RHSS shall pay (or cause to be paid) to NRZ Brokerage (i) ninety percent (90%) of the total Commissions due NRZ Brokerage pursuant to Section 5 arising out of sales of Subject REO Referrals within five (5) business days following the Closings for such sales of Subject REO Referrals and (ii) inclusive of the amounts paid under clause (i), one hundred percent (100%) of the total Commissions due NRZ Brokerage pursuant to Section 5 arising out of sales of Subject REO Referrals within fifteen (15) business days following the Closings for such sales of Subject REO Referrals; provided, however that RHSS shall not be responsible for delays in timing of the payment of Commissions (and such delays shall not count towards the foregoing payment timelines) to the extent caused by Applicable Law restricting or precluding RHSS or the Altisource Affiliated Escrow Agent from making such payment or any litigation, court order, faulty wiring instructions provided by NRZ Brokerage and operational issues with the wiring or receiving bank; provided further, that, RHSS shall use its commercially reasonable efforts to remediate any issue(s) resulting in delayed payment to NRZ Brokerage. In the event that delays in payment to NRZ Brokerage, no matter the reason for the delay, impact more than 5% of the Commissions owed to NRZ Brokerage at any given time, RHSS shall provide to NRZ Brokerage a written action plan for remediating the delays and shall provide NRZ Brokerage with monthly status reports regarding RHSS’s progress under the applicable action plan.
NRZ Brokerage hereby provides RHSS with the authority to collect, and NRZ Brokerage will cooperate in RHSS’s collection of, any remaining amounts owed on the Commissions on NRZ Brokerage’s behalf. NRZ Brokerage understands and agrees that Commissions payable to NRZ Brokerage are its full and complete compensation under this Agreement and RHSS shall have no responsibility for any payments to other service providers unless directly engaged or agreed to in writing by RHSS. NRZ Brokerage shall provide “read-only” bank account access to RHSS for the purpose of tracking NRZ Brokerage’s receipt of Commissions; failure to do so (or to otherwise provide RHSS with substantially real-time information necessary for RHSS to determine whether all Commissions have been received by NRZ Brokerage) shall, solely with respect to the Commissions with respect to which NRZ Brokerage failed to provide such access and information, suspend any liability for RHSS due it any failure to deliver or cause to be delivered Commissions to NRZ Brokerage within the time period specified in the preceding paragraph and any termination rights associated therewith. If the monthly report shows that NRZ Brokerage has received more Commissions than to which it is entitled hereunder (due to timing issues or otherwise) or to the extent that RHSS is otherwise aware that NRZ Brokerage has received more Commissions than to which it is entitled hereunder (due to timing issues or otherwise), NRZ Brokerage shall remit such excess amounts to RHSS within two (2) business days of NRZ Brokerage’s knowledge of an overpayment or receipt of a written request from RHSS for such payment, which such request shall direct NRZ Brokerage to the monthly report that reflects such excess amounts or, if the related monthly report is insufficient for such purposes or has not been provided, shall include other supporting documentation; provided, however, that to the extent NRZ Brokerage believes that RHSS may have made a payment of Commissions to NRZ Brokerage in excess of the Commissions to which NRZ Brokerage is entitled, NRZ Brokerage shall notify RHSS of such belief within two (2) business days and shall reasonably cooperate with RHSS in investigating such excess payment.
(c)    NRZ Brokerage shall not be entitled to receipt of any Commissions (and any prior right shall automatically terminate) upon the termination of the listing agreement with respect to any Subject REO Referral.

6.    Compliance with Laws; Authority; Broker License.
(a)    Each Party agrees that it will materially comply with Applicable Laws in the performance of its obligations hereunder and in the operation of its business. No Party will take actions in violation of Applicable Law that could reasonably be expected to result in a material liability being imposed on the other Party.
(b)    NRZ Brokerage hereby represents and warrants to RHSS that, as of the date of this Agreement (i) Exhibit 1A is an accurate and complete list of the Portfolios New Residential has acquired or contracted to acquire from Ocwen, which for the avoidance of doubt includes all MSRs that are subject to the Ocwen Agreements, (ii) Exhibit 2 is an accurate and complete list of the Portfolios of MSRs New Residential has contracted to acquire from PHH Mortgage Corporation, pursuant to the Agreement for Purchase and Sale of Mortgage Servicing Rights, dated as of December 28, 2016, by and among, New Residential Mortgage LLC, PHH Mortgage Corporation and PHH Corporation, (iii) to its knowledge, it has, or will have, as applicable, the right to market and sell the Subject REO Referrals and to refer the Subject REO Referrals to RHSS to market and sell such REO Properties; provided, however, that NRZ Brokerage’s ability to refer the Subject REO Referrals in the PHH Portfolios to RHSS is subject to PHH Mortgage Corporation’s approval of RHSS as a vendor, (iv) it is not aware of any event or circumstance, either ongoing or imminent, that would require NRZ Brokerage to require RHSS to engage a third-party real estate broker to list Subject REO Referrals pursuant to Section 3(b) hereof, (v) it is not aware of any event or circumstance, either ongoing or imminent, that would require NRZ Brokerage to direct RHSS not to use an Online Auction in the sale of Subject REO Referrals pursuant to Section 3(c) hereof, (vi) it has all requisite corporate or other entity power and authority to enter into, deliver and fully perform its obligations under, this Agreement, (vii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and properly approved and validly authorized by all requisite corporate or other entity action on its part, (viii) this Agreement has been duly executed and delivered by NRZ Brokerage and (ix) no consent, approval, order or authorization of, or registration, declaration or filing with, or notice to any governmental authority or other third party is necessary or required to be made or obtained by NRZ Brokerage to enable it to lawfully execute and deliver, enter into, and perform its obligations under this Agreement. This Agreement constitutes a valid and binding obligation of NRZ Brokerage, enforceable against NRZ Brokerage in accordance with the terms hereof. NRZ Brokerage further covenants that it will use best efforts during the term of the Agreement to maintain its rights to appoint RHSS as the exclusive listing and seller agent for the Subject REO Referrals.
(c)    RHSS hereby represents and warrants to NRZ Brokerage that, as of the date of this Agreement (i) it has all requisite corporate or other entity power and authority to enter into, deliver and fully perform its obligations under, this Agreement, (ii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and properly approved and validly authorized by all requisite corporate or other entity action on its part, (iii) this Agreement has been duly executed and delivered by RHSS, (iv) no consent, approval, order or authorization of, or registration, declaration or filing with, or notice to any governmental authority or other third party is necessary or required to be made or obtained by RHSS to enable it to lawfully execute and deliver, enter into, and perform its obligations under this Agreement, (v) RHSS has no knowledge of any pending material regulatory investigation or proceeding or any pending material litigation matters related to the brokerage services contemplated in this Agreement other than those disclosed by RHSS to NRZ Brokerage in writing prior to the date of this Agreement, which matters are included among those listed on Schedule A hereto (the “Disclosed Matters”), and (vi) RHSS has disclosed to NRZ Brokerage in writing a description of the material aspects of the current status of each Disclosed Matter and all material developments regarding each Disclosed Matter known to RHSS as of the date of this Agreement that remain relevant to each such Disclosed Matter as of the date of this Agreement. This Agreement constitutes a valid and binding obligation of RHSS, enforceable against RHSS in accordance with the terms hereof.
(d)    NRZ Brokerage represents and warrants that, as of the date of this Agreement, it is a duly and validly licensed broker in the State of California (“First Licensed Jurisdiction”), and covenants to at all times during the term of this Agreement have and maintain an active brokerage license in the First Licensed Jurisdiction. NRZ Brokerage further represents and warrants that, as of the date of this Agreement, it is legally qualified as necessary to receive the Commissions from any and all sales of REO Property in the jurisdictions listed on Exhibit 8 to this Agreement, which such Exhibit may be amended in writing by NRZ Brokerage from time to time. NRZ Brokerage covenants that it will maintain for the duration of the Agreement all qualifications necessary for it to properly and legally receive the Commissions and will promptly notify RHSS in writing to the extent it is no longer in compliance with this covenant. Notwithstanding anything contained herein to the contrary, in the event that at any time NRZ Brokerage is not validly licensed in the First Licensed Jurisdiction or is otherwise not authorized or legally qualified to accept payment of Commissions in accordance with Applicable Laws of the jurisdictions where NRZ Brokerage provides referrals, NRZ Brokerage shall not be entitled to receive any Commissions from Closing Proceeds arising from transactions completed prior to such time as NRZ Brokerage is duly licensed in the First Licensed Jurisdiction and authorized and legally qualified to receive Commissions in the jurisdiction where the property is located, or during any period when NRZ Brokerage is not duly licensed in the First Licensed Jurisdiction and authorized and legally qualified to receive payments of Commissions in accordance with Applicable Law of the jurisdiction where the property is located.
(e)    As of the date hereof and other than as set forth in Exhibit 4 hereto, as updated on a quarterly basis, RHSS represents and warrants that it is a duly and validly licensed broker in each jurisdiction where REO Property in Covered Portfolios is located and at all times during the term of this Agreement.
(f)    RHSS will take appropriate action to safeguard any personally identifiable consumer information, including any non-public Personal Information it may receive about a customer or consumer of NRZ Brokerage as a result of the Subject REO Referrals. Such action includes, but is not limited to, maintaining firewalls and password-protected systems, as well as maintaining and enforcing policies and procedures to protect consumer information from unauthorized access or misuse. In the event a breach of RHSS’s security measures occurs and to the extent such breach involves Personal Information relating to a Subject REO Referral or a Covered Portfolio, RHSS will promptly notify NRZ Brokerage and, at RHSS’s sole expense, provide any and all notifications relating to any breach of Personal Information that Applicable Law requires to be given to consumers, law enforcement agencies, regulatory agencies or other parties. For purposes of this subparagraph (f), “Personal Information” means consumer information that is covered under applicable data breach notification laws
(g)    [Intentionally omitted].

7.    Review and Oversight of RHSS’s Compliance and Performance. Upon written notice to RHSS and Altisource, NRZ Brokerage shall have the right to audit and review RHSS’s operations, policies and procedures and sales performance as set forth in Exhibit 5A hereto, which terms are expressly incorporated into this Agreement.
8.    Opportunity to Bid.    In the event that New Residential acquires MSRs in non-Covered Portfolios following execution of this Agreement, NRZ Brokerage shall provide RHSS and Altisource an opportunity to submit a proposal pursuant to which the Portfolios to which such MSRs apply could become Covered Portfolios.
9.    Competitive Terms.  The Parties agree and acknowledge that, unless otherwise approved in writing by NRZ Brokerage, the Commissions set forth herein are based upon a cumulative commission paid from the sale of any Subject REO Referral of the Standard Seller Commission Percentage, such total commissions being the prevailing market rate for REO brokerage services as of the date hereof. Each of the Parties shall have the right, but not the obligation, to conduct market studies during the term of this Agreement at its sole cost and expense, provided such market studies are done in good faith solely for the purpose of assisting in evaluating the prevailing market ranges for REO brokerage services in the applicable jurisdiction and negotiating adjustments as may be required to ensure that the owners of REO Properties are not being charged outside of applicable market ranges for brokerage services in such applicable jurisdiction.
(a)    If the market studies reflect that market rates for REO brokerage services have decreased, NRZ Brokerage, on New Residential’s behalf, has the right to determine, in its reasonable discretion, whether to decrease the Total Seller Payable Commission for Subject REO Referrals. If the Total Seller Payable Commission decreases in accordance with this Section 9, the Subject REO Referrals shall become [***] REO Properties, in connection with which the Parties agree to adjust their respective portions of the Total Seller Payable Commissions in accordance with Section 5(a)(iii) of this Agreement. NRZ Brokerage, on New Residential’s behalf, retains sole and absolute discretion regarding the magnitude of the applicable decrease to the Total Seller Payable Commissions applicable to Subject REO Referrals.
(b)    If the market studies reflect that the market rates for REO brokerage services have increased, NRZ Brokerage, on New Residential’s behalf, has the right to determine, in its reasonable discretion, whether to permit RHSS to increase the Total Seller Payable Commission for Subject REO Referrals. NRZ Brokerage, on New Residential’s behalf, retains sole and absolute discretion regarding the magnitude of the applicable increase to the Total Seller Payable Commissions applicable to Subject REO Referrals. In the event NRZ Brokerage authorizes RHSS to increase the Total Seller Payable Commission, the Parties shall split (i) [***] any portion of any such increase causing the Total Seller Payable Commission to be in excess of the Standard Seller Commission Percentage and (ii) any portion of any such increase that does not cause the Total Seller Payable Commission to be in excess of the Standard Seller Commission Percentage as reflected below:
[***]
(c)    To the extent that the Parties fail to agree on whether increases or decreases to the Total Seller Payable Commission is appropriate (or on the magnitude of any such increases or decreases), the Parties may in their respective sole and absolute discretion (but need not) engage in the dispute resolution process set forth in Section 21 of this Agreement; provided, however that, for the avoidance of doubt, neither Party shall have the right to force the other Party to engage in such process.
10.    Assignments, Successors.
(a)    The Parties’ rights under this Agreement shall continue in full force and effect and shall not be affected by the sale (or other transfer of a Covered Portfolio) by New Residential of MSRs to New Residential Affiliate.
(b)    Neither this Agreement nor the obligations of each Party hereunder may be assigned or otherwise transferred by operation of law or otherwise, in each case, in whole or in part (a “Transfer”), by either Party without the other Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed and any such attempted Transfer without such consent shall be void; provided, however, that such consent shall not be required in the event that (1) RHSS Transfers this Agreement in accordance with a Permitted Transfer (as defined in the Guaranty) thereof, (2) NRZ Brokerage Transfers this Agreement to an Affiliate, or (3) NRZ Brokerage undergoes one or more transactions under which (i) NRZ Brokerage or the business of NRZ Brokerage relating to this Agreement is acquired by or merges with another party and the acquiring or surviving entity succeeds NRZ Brokerage as to this Agreement, (ii) all or substantially all of the assets of NRZ Brokerage or the business of NRZ Brokerage relating to this Agreement is acquired by another party and such other party succeeds NRZ Brokerage as to this Agreement, (iii) NRZ Brokerage assigns this Agreement in connection with a sale of all or substantially all of its assets, or (iv) NRZ Brokerage spins off the business relating to this Agreement into one or more separate entities and such one or more separate entities succeed NRZ Brokerage as to this Agreement; provided, further, that nothing herein shall in any way restrict any direct or indirect assignment, sale or other transfer of the equity interests of NRZ Brokerage, whether by operation of law or otherwise.
(c)    If RHSS wishes to execute a Transfer (other than as specified in Section 10(b)(1) herein), RHSS shall provide to NRZ Brokerage in writing the identity of the proposed successor or assignee, such writing to be deemed RHSS’s Confidential Information (as that term is defined in the Vendor Management Addendum) and subject to the restrictions contained in Section 14 of the Vendor Management Addendum. NRZ Brokerage agrees that, (1) it will respond to such writing with an approval or rejection of such proposed Transfer within no more than five (5) business days and (2) it will apply its reasonable discretion in evaluating, approving or rejecting a proposed Transfer and that such discretion shall be limited to analyzing whether or not such Transfer exposes NRZ Brokerage or New Residential to a non-de minimis increased risk relating to (A) the financial health or operational capabilities of the counterparty, (B) the quality of performance of the services provided under this Agreement, or (C) regulatory compliance matters. If NRZ Brokerage rejects a requested Transfer and, RHSS believes (as evidenced by written notice to NRZ Brokerage) that NRZ Brokerage’s determination was not made in accordance with the requirements of this Section 10(c), the Parties shall submit the dispute regarding NRZ Brokerage’s determination to the dispute resolution process set forth in Section 21 hereof. During the pendency of such dispute resolution process, RHSS shall not be permitted to affect a Transfer. The parties will use their best efforts to conduct the dispute resolution process on an expedited basis.
11.    Amendments. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be amended only by written instrument signed by all of the Parties to this Agreement except for Exhibit 1B (pursuant to Section 2(q)(ii) hereto), Exhibit 6 (pursuant to Section 3(f) hereto), and Exhibit 8 (pursuant to Section 6(d) hereto), which need not be signed but must otherwise be agreed to in writing (including via electronic mail).
12.    Severability. If any one or more terms or other provisions of this Agreement are invalid, illegal or legally incapable of being enforced by any rule of law or public policy, or otherwise violates Applicable Law, (a) to the extent legally permissible, rather than being stricken, such terms or provisions, shall (1) first be interpreted, and (2) second shall be modified in a manner so as to give maximum effect to the intent of the Parties and the economic benefits from REO Property sales conferred on RHSS and Altisource, on the one hand, and NRZ Brokerage and New Residential, on the other, and (b) only such terms or provisions shall be modified or stricken with all other sections remaining in effect in accordance with the terms hereof. For the avoidance of doubt, in the event Applicable Law precludes NRZ Brokerage from receiving any Commissions in connection with the Subject REO Referrals, all other sections and provisions of the Agreement shall remain in effect to the extent permissible under Applicable Law. In the event the entire structure of this Agreement is invalid, illegal or legally incapable of being enforced by any rule of law or public policy, or otherwise violates Applicable Law, the Agreement shall be void in its entirety.
13.    Counterparts. This Agreement may be executed in two counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
14.    Notices. All notices, requests, claims and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or other generally accepted means of electronic transmission, or by registered or certified mail (postage prepaid, return receipt requested) or commercial overnight courier to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to RHSS:	REALHome Services and Solutions, Inc. 1000 Abernathy Road, Suite 245 Atlanta, GA 30328
Attention:    Corporate Secretary
Email: contractmanagement@altisource.com

If to NRZ Brokerage:	New Residential Sales Corp.
1345 Avenue of the Americas, 45th Floor
New York, New York 10105
Attention: [***]
Email:     [***]

With a copy to:	New Residential Sales Corp.
1345 Avenue of the Americas, 45th Floor
New York, New York 10105
Attention: [***]
Email:     [***]

Either Party from time to time may change its address, facsimile number or other information for the purpose of notices to such Party by giving notice in the manner provided for herein specifying such change to the other Party.
15.    Indemnification. RHSS agrees to defend and indemnify NRZ Brokerage and New Residential for, and to hold NRZ Brokerage and New Residential harmless against, any claim, penalty, loss, liability or expense of any kind whatsoever asserted by third parties (collectively, “Third Party Claims”), that arise from, are a result of or, are in connection with RHSS’s conduct, or the conduct of any assignees, subcontractors, delegates, Altisource Affiliates, or third parties performed on RHSS’s behalf (collectively, “RHSS Representatives”), in its capacity as listing agent for REO Properties referred by NRZ Brokerage or arising from, resulting from, or in connection with RHSS’s duties or obligations under this Agreement (an “NRZ Indemnity Claim”), whether or not the possibility of such losses has been disclosed to RHSS in advance or whether or not such losses could have been reasonably foreseen by RHSS, except to the extent such Third Party Claims are caused by the actions of New Residential or any assignees, subcontractors, delegates, or third parties acting on New Residential’ s behalf (collectively, “New Residential Representatives”) or RHSS Representatives acting consistently with or otherwise in accordance with the instructions of a New Residential Representative (each an “NRZ Indemnity Claim Exception,” and such NRZ Indemnity Claim Exceptions being excluded from the definition of an NRZ Indemnity Claim). RHSS will reimburse NRZ Brokerage and New Residential for any and all damages, losses, costs or expenses of any kind whatsoever including, but not limited to, reasonable attorneys’ fees that NRZ Brokerage or New Residential incurs in connection with any Third Party Claim.
NRZ Brokerage agrees to defend and indemnify RHSS and all Altisource Affiliates for, and to hold RHSS and Altisource Affiliates harmless against, any Third Party Claims that arise from, are a result of, or are in connection with the conduct of any New Residential Representatives in connection with NRZ Brokerage’s duties or obligations under this Agreement, whether or not the possibility of such losses has been disclosed to RHSS in advance or whether or not such losses could have been reasonably foreseen by NRZ Brokerage, except to the extent such Third Party Claims are the subject of an NRZ Indemnity Claim (an “RHSS Indemnity Claim”). NRZ Brokerage will reimburse RHSS and all Altisource Affiliates for any and all damages, losses, costs or expenses of any kind whatsoever including, but not limited to, reasonable attorneys’ fees that RHSS or any Altisource Affiliate incurs in connection with any Third Party Claim.
Any Party that is required to indemnify the other Party hereto is referred to herein as the “Indemnifying Party.”
Each indemnified party shall give written notice as promptly as reasonably practicable to the Indemnifying Party of any action commenced against it in respect of which indemnity may be sought hereunder; provided, however, that the failure to so notify the Indemnifying Party shall not relieve such Indemnifying Party from any liability that it may have under this Section 15, except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses or otherwise) by such failure; and provided, further, that the failure to so notify the Indemnifying Party shall not relieve such Indemnifying Party from any liability that it may have to the indemnified party otherwise than under this Section 15.
Upon request of the indemnified party, the Indemnifying Party shall retain for counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the Indemnifying Party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding as incurred. If any action is brought against any indemnified party and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party may participate at its own expense in the defense of any such action. The Indemnifying Party may elect to assume the defense of any such action, with counsel reasonably satisfactory to such indemnified party by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from the indemnified party. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the Indemnifying Party and the indemnified party shall have agreed in writing to the retention of such counsel, (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the indemnified party and representation of both parties by the same counsel would constitute a conflict of interest under applicable professional responsibility codes due to actual or potential differing interests between them or (iii) the Indemnifying Party shall have failed to designate within a reasonable period of time counsel reasonably satisfactory to the indemnified party. In no event shall the Indemnifying Party be liable for fees and expenses of more than one counsel in any one jurisdiction (separate from its own counsel and any necessary local counsel) for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent; provided, however, that such consent may not be unreasonably withheld. However, if settled with such consent or if there be a final non-appealable judgment entered by a court of competent jurisdiction for the plaintiff, the Indemnifying Party shall indemnify the indemnified party from and against any Liability by reason of such settlement or judgment to the extent required by this Section 15. If the Indemnifying Party assumes the defense of any proceeding, it shall be entitled to settle such proceeding with the consent of the indemnified party (not to be unreasonably withheld, delayed or conditioned) or, if such settlement provides for the unconditional release of the indemnified party from all liability on any claims that are the subject matter of such proceeding, without the consent of the indemnified party. Notwithstanding the foregoing, if at any time an indemnified party shall have requested the Indemnifying Party, in writing, to reimburse the indemnified party for reasonable fees and expenses of counsel incurred in good faith or any other reasonable expenses incurred in good faith for which, in each such case, the Indemnifying Party is obligated under this paragraph, the Indemnifying Party agrees that it shall be liable for any reasonable settlement of any proceeding effected without its written consent if (a) such settlement is entered into more than sixty (60) days after receipt by the Indemnifying Party of the aforesaid request, (b) the Indemnifying Party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement and (c) such settlement or compromise or consent does not include a statement as to, or an admission of, fault, culpability, negligence or a failure to act by or on behalf of the Indemnifying Party or an agent thereof.
16.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to applicable principles of conflicts of law.
17.    Intentionally Omitted.
18.    Term of Agreement; Contingent Term. Subject to the other terms and provisions of this Agreement, the term of this Agreement shall be from the date hereof through August 31, 2025.
In addition to the Termination Events set forth in Section 19 hereof, RHSS shall have the right to terminate this Agreement by written notice to NRZ Brokerage, if New Residential and Altisource fail to enter into that certain services agreement contemplated by the Services LOI prior to the expiration or earlier termination of such Services LOI (as extended). Such termination shall be effective as of ninety (90) days after NRZ Brokerage’s receipt of written notice from RHSS that RHSS is exercising its rights under this Section 18, or such earlier date following such delivery of such written termination notice as NRZ Brokerage may specify in writing to RHSS.
19.    Termination Events.
(a)    This Agreement may be terminated at any time during the term hereof by mutual written agreement of the Parties or upon written notice of termination (delivered within the timeframe set forth in Section 19(f)) by any Party having the right to terminate this Agreement pursuant to this Section 19 (the “Terminating Party”) to the other Party (the “Non-Compliant Party”) following the occurrence of one or more of the following events, after giving effect to any applicable grace periods, cure periods or conditions specified herein (each, a “Termination Event”), subject to Section 19(g):
(i)    Failure to Maintain Licenses, Etc. By NRZ Brokerage, if RHSS fails to maintain a license, approval or qualification (which, for the avoidance of doubt, shall not include any membership to any multiple listing service), which failure prohibits RHSS from performing its obligations materially in the manner required hereunder (other than any such failure described in clause (1), (2) or (3) below), which failure continues uncured for a period of [***] days after RHSS’s receipt of written notice of such failure (or, in the case of an expiration, [***] days after the expiration date), provided that this [***] day cure period shall only apply if (A) such failure is capable of being cured; (B) RHSS is diligently (as reasonably evidenced to the Terminating Party in writing) attempting to cure such failure, (C) upon NRZ Brokerage’s reasonable written request, the RHSS provides written updates and/or participates in conference calls to provide status updates to NRZ Brokerage, and (D) there shall not have been within any 90-day period during which a failure has occurred by RHSS a failure in [***] or more states. Notwithstanding the foregoing, the following shall not constitute a Termination Event in favor of NRZ Brokerage under this Section 19(a)(i):
(1)
(A)    in the case of any suspension, revocation or other material limitation of any license, approval or qualification by the applicable Governmental Authority necessary for RHSS to sell Subject REO Referrals, RHSS (a) has satisfied its obligations under Section 7(c) of the Vendor Management Addendum, and (b) provides written notice to NRZ Brokerage as promptly as possible, and in any event within two (2) business days, of RHSS’s receipt of written notice that such suspension, revocation, or limitation has become effective; or
(B)    in the case of an expiration of a license, approval, or qualification necessary for RHSS to sell Subject REO, RHSS provides notice as promptly as possible, and in any event within two (2) business days of such expiration becoming effective; and
(C)    in the case of either clause (A) or (B) above, RHSS:
(1)    has provided in writing to NRZ Brokerage the identity of a licensed and qualified third party replacement broker, (x) for which RHSS has satisfied the requirements set forth in the Vendor Management Addendum, including, without limitation, Section 10 thereof, accompanied by reasonable documentation evidencing the satisfaction of such requirements, and (y) NRZ Brokerage has approved such replacement broker, which approval shall not be unreasonably withheld, conditioned or delayed if RHSS has satisfied clause (x) above;
(2)    has engaged such replacement broker, effective no later than the date such license, approval, or qualification expires or is suspended, revoked or materially limited, and
(3)    is diligently (as reasonably evidenced to NRZ Brokerage in writing) attempting to re-establish its own license, approval, or qualification; or
(2)    RHSS does not possess such license, approval, or qualification as of the date of this Agreement, and has disclosed the absence of such license, approval or qualification on Exhibit 4 to this Agreement; or
(3)    during the term of this Agreement, RHSS:
(A)    elects to surrender or not renew any license, approval or qualification;
(B)    provides written notice of such election to NRZ Brokerage at least 60 days in advance of such surrender or expiration becoming effective, which written notification shall include a reasonably detailed explanation of RHSS’s reasonable business considerations for such election, and
(C)    satisfies the requirements of clauses (1)(C)(1) and (1)(C)(2) above.
(ii)    Non-Compliance with Applicable Law.
(1)    By the Terminating Party, if the Non-Compliant Party fails to comply with Applicable Laws in a material respect as required to perform its obligations under this Agreement (other than any such failure described in clause (A), (B) or (C) below), where such failure (A) is finally adjudicated, or otherwise forms the basis for a documented finding by a Regulator, which the Non-Compliant Party has the right to challenge but which right the Non-Compliant Party has waived or exhausted, but (B) does not (1) result in a written notice of an enforcement action, consent order, material sanction, fine, penalty, other adversarial proceeding against the Terminating Party (or, if the Terminating Party is NRZ Brokerage, New Residential) by a Regulator, which, in each case, has or could reasonably be expected to have a material adverse effect on the business or operations of the Terminating Party (or, if the Terminating Party is NRZ Brokerage, of New Residential), or result in any other material judgment, material liability, or other material adverse effect to the Terminating Party (or, if the Terminating Party is NRZ Brokerage, to New Residential), or (2) reflect a substantially concurrent and ongoing pattern of material violations or material non-compliance as to substantially the same type of conduct across [***] or more states, and (C) the failure continues uncured for a period of [***] days following the Non-Compliant Party’s receipt of notice of the adjudication or finding referenced in clause (A) (which cure period applies only if the failure is curable); provided, however, that if (i) such failure is capable of being cured but cannot reasonably be cured within such [***] day period, (ii) the Non-Compliant Party is diligently (as reasonably evidenced to the Terminating Party in writing) attempting to cure the same, and (iii) upon the Terminating Party’s reasonable written request, the Non-Compliant Party provides written updates and/or participates in conference calls to provide status updates to the Terminating Party, then such [***] day period shall be extended for an additional [***] days. Notwithstanding the foregoing, the following shall not constitute a Termination Event under this Section 19(a)(ii):
(A)    Any failure to maintain a material license, approval or qualification, which is subject to Section 19(a)(i) above;
(B)    Any non-compliance within the scope of the Disclosed Matters and the written descriptions thereof provided by RHSS to NRZ Brokerage referenced in Section 6(c)(vi) of this Agreement;
(C)    Any such failure to comply with applicable laws or regulations caused by, or arising directly out of, the structure of (1) the Agreement itself, or (2) other agreements between RHSS (or its Affiliates) and New Residential, but not caused by any violation by RHSS or any Altisource Affiliates of any obligation arising under any such agreement.
(2)    By the Terminating Party, if the Non-Compliant Party fails to comply with Applicable Laws in a material respect as required to perform its obligations under this Agreement (other than any such failure described in Section 19(a)(ii)(1)(A), (B) or (C) above), where such failure (A) is finally adjudicated, or otherwise forms the basis for a documented finding, by a Regulator, which the Non-Compliant Party has the right to challenge but which right the Non-Compliant Party has waived or exhausted, and (B) either (i)(x) results in a written notice of an enforcement action, consent order, material sanction, fine, penalty, other adversarial proceeding against the Terminating Party (or, if the Terminating Party is NRZ Brokerage, New Residential) by a Regulator, which, in each case, has had or could reasonably be expected to have a material adverse effect on the business or operations of the Terminating Party (or, if the Terminating Party is NRZ Brokerage, of New Residential), or (y) results in any other material judgment, material liability, or other material adverse effect to the Terminating Party (or, if the Terminating Party is NRZ Brokerage, to New Residential), or (ii) reflects a substantially concurrent and ongoing pattern of material violations or material non-

compliance as to substantially the same type of conduct across [***] or more states.
(iii)    Regulatory Allegations of Non-Compliance. By NRZ Brokerage, if NRZ Brokerage (or any Affiliate) receives written notice of an adversarial proceeding by any Regulator, of which New Residential is the target or is the subject of alleged violations of Applicable Law or regulations, which (A) results from any allegations of the failure of, or the actual failure of, Altisource, RHSS, or RHSS CT (including any Altisource Affiliate performing services indirectly for NRZ Brokerage on behalf of RHSS or RHSS CT) to comply with Applicable Laws in a material respect (other than any such failure described in Section 19(i)), and (B) could reasonably be expected to have a material adverse effect on the business or operations of New Residential.
(iv)    Involuntary Bankruptcy; Appointment of Receiver, Etc.  By either Party, if (A) a court of competent jurisdiction shall enter a decree or order for relief in respect of the Non-Compliant Party or its parent company (i.e., in the case of RHSS, Altisource, or in the case of NRZ Brokerage, New Residential Investment Corp.) in an involuntary case under the Bankruptcy Code or under any other applicable U.S. federal, state or foreign bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable U.S. federal, state or foreign law; or (B) an involuntary case shall be commenced against the Non-Compliant Party or its parent company under the Bankruptcy Code or under any other applicable U.S. federal, state or foreign bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, conservator, custodian or other officer having similar powers over the Non-Compliant Party or its parent company, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee, conservator or other custodian of the for all or substantially all of its property; or a warrant of attachment, execution or similar process shall have been issued against all or substantially all of the property of the Non-Compliant Party or its parent company, and any such event described in this clause (B) shall continue for [***] without having been dismissed, bonded or discharged.
(v)    Voluntary Bankruptcy; Appointment of Receiver, Etc.  By either Party, if (A) the Non-Compliant Party or its parent company shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable U.S. federal, state or foreign bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee, conservator or other custodian for all or a substantial part of its property; or the Non-Compliant Party or its parent company, shall make any assignment for the benefit of creditors or (B) the Non-Compliant Party or its parent company shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of the Non-Compliant Party or its parent company (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein.
(vi)    Altisource Going Concern. By NRZ Brokerage, if the auditors or management of Altisource Portfolio Solutions S.A., Altisource, or RHSS (but only to the extent RHSS’s financial statements are audited separately in the future) disclose in their respective quarterly or annual financial statements that there is substantial doubt about such entity’s ability to continue as a going concern.
(vii)    Failure to Meet Performance Standards. By NRZ Brokerage, if RHSS’s Quarterly Performance Score for any Service Level Metric contained in the Performance Scorecard falls below the applicable threshold for such Service Level Metric specified in the Performance Scorecard for two consecutive calendar quarters.
(viii)    Failure to Deliver Periodic Reports. By NRZ Brokerage, if RHSS fails to deliver periodic reports or other periodic deliverables by the due dates prescribed in the Vendor Management Addendum, which failure continues uncured (A) in the case of reports the Parties agree to and identify in writing are critical reports, for a period of [***] business days after the due date for such report, or (B) in the case of all other periodic reports or deliverables, for a period of [***] days after the due date for such report.
(ix)    Failure to Acknowledge Information Requests. By NRZ Brokerage, if RHSS fails to acknowledge in writing (email being sufficient) within [***] business days, at least [***] times in any ninety (90) day period, any (A) information request by NRZ Brokerage under the following sections of the Vendor Management Addendum: (i) Section 8 (cooperation with subservicers); (ii) Section 9 (client relationship manager); (iii) Section 11 (regulatory requests or ad hoc/additional requests); or (B) inquiries by NRZ Brokerage regarding RHSS’s performance under this Agreement (other than any such failure described in the clause (1) or (2) below), which failure in either case (A) or (B) continues uncured for a period of [***] business days after the date on which written notice of such failure shall have been given to RHSS by NRZ Brokerage and which failure results in a missed deadline under Section 11(a) of the Vendor Management Addendum; provided, however, that NRZ Brokerage shall have communicated any and all such requests both to the Client Relationship Manager via the electronic mail address provided by such Client Relationship Manager, and to the following electronic mail address - NRZInfoRequest@Altisource.com. Notwithstanding the foregoing, the following shall not constitute a Termination Event under this Section 19(a)(ix):
(1)    Any failure to deliver periodic reports or other periodic deliverables by the due dates prescribed in the Vendor Management Addendum, which is subject to Section 19(a)(viii) above; and
(2)    Any failure to deliver information requested by NRZ Brokerage under Section 11(a) of the Vendor Management Addendum or as NRZ Brokerage may otherwise require in response to a request from any Regulator, which is subject to Section 19(a)(x) below.

(x)    Failure to Deliver Information in Response to Regulators’ Requests. By NRZ Brokerage, if RHSS fails to deliver information requested by NRZ Brokerage in writing under Section 11(a) of the Vendor Management Addendum or as NRZ Brokerage (or any Affiliate) may otherwise require (as requested in writing by NRZ Brokerage) in response to a request from any Regulator (including, but not limited to, routine requests, subpoena, civil investigative demand, or similar ad hoc regulatory demand for information), in each case (A) by the deadline provided by NRZ Brokerage (provided that such deadline must be reasonable in light of the scope of information requested and the deadline for responding to the request applicable to NRZ Brokerage (or any Affiliate, as applicable)); and (B) otherwise in a manner that is reasonably satisfactory to NRZ Brokerage (or any Affiliate, as applicable); provided, however, that NRZ Brokerage shall have submitted any and all such requests both to the Client Relationship Manager via the electronic mail address provided by such Client Relationship Manager, and to the following electronic mail address - NRZInfoRequest@Altisource.com; and provided further that NRZ Brokerage shall have satisfied its obligations under Section 11(a)(i)-(iv) of the Vendor Management Addendum.
(xi)    Sufficient Cash. By NRZ Brokerage, if the Guarantor, together with its direct and indirect subsidiaries on a consolidated basis, fails to maintain twenty-five million dollars ($25,000,000) in unencumbered (except for that certain Credit Agreement dated November 27, 2012 under which Altisource is the borrower) cash and/or cash equivalents, regardless of the currency (the “Cash Threshold”); provided that each month, the principal financial officer or the principal accounting officer shall certify that (a) at the end of such month, the Cash Threshold was satisfied in accordance with the United States generally accepted accounting principles (GAAP) definition of cash and cash equivalents; and (b) throughout such month, the Cash Threshold was satisfied at the end of each day in the month based on the total amount of cash held in bank accounts, which may or may not be GAAP compliant and may or not be reconciled.
(xii)    Failure to Pay Commissions. By NRZ Brokerage, if RHSS fails to pay Commissions to NRZ Brokerage in accordance with Section 5 of this Agreement.
(xiii)    Unapproved Change of Control.  By NRZ Brokerage, in the event of a Change of Control as to RHSS Inc., RHSS CT, or the Corporate Parent, to which NRZ Brokerage does not consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Prior to a Change of Control, RHSS shall provide to NRZ Brokerage in writing a description of the proposed Change of Control, such writing to be deemed RHSS’s Confidential Information (as that term is defined in the Vendor Management Addendum) and subject to the restrictions contained in Section 14 of the Vendor Management. NRZ Brokerage agrees that (1) it will respond to such writing with an approval or rejection of such proposed Change of Control within no more than five (5) business days, and (2) it will apply its reasonable discretion in evaluating, approving or rejecting a proposed Change of Control and that such discretion shall be limited to analyzing whether or not such proposed Change of Control exposes NRZ Brokerage or New Residential to a non-de minimis increased risk relating to (A) the financial health or operational capabilities of the counterparty, (B) the quality of performance of the services provided under this Agreement, or (C) regulatory compliance matters. If NRZ Brokerage rejects a proposed Change of Control and RHSS believes (as evidenced by written notice to NRZ Brokerage) that NRZ Brokerage’s determination was not made in accordance with the requirements of this Section 19(a)(xiii), the Parties shall submit the dispute regarding NRZ Brokerage’s determination to the dispute resolution process set forth in Section 21 hereof. The parties will use their best efforts to conduct the dispute resolution process on an expedited basis.
(xiv)    Other Material Breach of this Agreement. By either Party, if the Non-Compliant Party breaches this Agreement in a material respect, and such breach continues uncured for a period of [***] days after the date on which written notice of such breach (which cure period shall only apply if the breach is curable); provided, however, that if (A) such failure is capable of being cured but cannot reasonably be cured within such [***] day period, (B) the Non-Complaint Party is diligently (as reasonably evidenced to the Terminating Party in writing) attempting to cure the same, and (C) upon the Terminating Party’s reasonable written request, the Non-Compliant Party provides written updates and/or participates in conference calls to provide status updates to the Terminating Party, then such [***] day period shall be extended for an additional [***] days; and provided further that the Termination Event described in this Section 19(a)(xiv) is not cumulative with or in addition to, and will not apply in the event that the underlying facts constitute, any other Termination Event described in this Section 19.
(b)    Notwithstanding the foregoing, no Termination Event shall be deemed to exist to the extent the Termination Event was caused primarily by the acts or omissions of (i) the Terminating Party; (ii) the Terminating Party’s assignees, subcontractors, delegates or Affiliates; or (iii) any other third party performing services on behalf of the Terminating Party.
(c)    For the avoidance of doubt, and notwithstanding anything to the contrary contained herein, no Termination Event shall be deemed to exist on the basis that NRZ Brokerage fails to maintain a license, approval or qualification, which failure prohibits NRZ Brokerage from performing its obligations materially in the manner required hereunder. In such event, the Parties agree to reasonably cooperate to facilitate NRZ Brokerage’s ability to regain all applicable licenses, approvals, and qualifications necessary to enable NRZ Brokerage to perform its obligations hereunder. Throughout each time period commencing on the date NRZ Brokerage fails to maintain any such a license, approval or qualification and ending on the date (if any) NRZ Brokerage regains such license, approval or qualification (each, a “License Suspension Period”), the Letter Agreement between Altisource and New Residential, dated as of the date hereof, shall govern referrals of REO Properties from the impacted Covered Portfolios, but only in the jurisdiction(s) in which NRZ Brokerage is prevented from performing in accordance with this Agreement (the “Impacted Referrals”). Notwithstanding anything to the contrary herein, during each such License Suspension Period, NRZ Brokerage shall not have any rights whatsoever, and RHSS shall not have any obligations whatsoever, under this Agreement with respect to the Impacted Referrals.
(d)    Notwithstanding anything to the contrary contained herein, no Termination Event shall be deemed to exist on the basis that NRZ Brokerage fails to refer Subject REO Referrals in accordance with this Agreement. Each REO Property from a Covered Portfolio that NRZ

Brokerage fails to refer in accordance with this Agreement shall constitute a “Suspended REO Referral,” with respect to which the Letter Agreement between Altisource and New Residential, dated as of the date hereof, shall govern, but only as to each such Suspended REO Referral. Notwithstanding anything to the contrary herein, NRZ Brokerage shall not have any rights whatsoever, and RHSS shall not have any obligations whatsoever, under this Agreement with respect to Suspended REO Referrals
(e)    Notwithstanding anything to the contrary herein, during each License Suspension Period and with respect to each Suspended REO Referral, NRZ Brokerage shall act under this Agreement in a manner materially consistent with the manner in which NRZ Brokerage acts during all other periods and with respect to all Subject REO Referrals during the term of this Agreement except for those actions of NRZ Brokerage that are no longer required due to NRZ Brokerage not having rights, and RHSS not having any obligations, hereunder during such License Suspension Period or as to any Suspended REO Referral as the case may be.
(f)    Any Terminating Party desiring to terminate this Agreement pursuant to this Section 19 shall give written notice of such termination to the Non-Compliant Party within [***] days of the later of the (i) notice to the Terminating Party of the Termination Event or the Terminating Party otherwise acquiring knowledge of the Termination Event, or (ii) only with respect to any Termination Event that has a cure period, the expiration of the applicable cure period. Failure to provide written notice of termination under sections (i) or (ii) above within such [***] day period shall constitute a waiver of the Termination Event.
(g)    If this Agreement is terminated pursuant to this Section 19, this Agreement shall forthwith become null and void and of no further force and effect, except for as set forth below:
(i)    With respect to a Termination Event under Section 19(a)(i), unless there shall have occurred within any 90-day period failures to maintain licenses, approvals or qualifications by the Non-Compliant Party in [***] or more states (a “[***] Jurisdiction License Failure”), such termination shall apply solely to the jurisdictions in which such failures have occurred (“Jurisdiction Based Termination”), with this Agreement remaining in effect for the non-affected jurisdictions. NRZ Brokerage shall have no obligation to reinstate RHSS after the occurrence of a Jurisdiction Based Termination. For the avoidance of doubt, with respect to a Termination Event under Section 19(a)(i) for a [***] Jurisdiction License Failure, NRZ Brokerage shall be permitted to terminate this Agreement in its entirety.
(ii)    With respect to a Termination Event under Section 19(a)(ii)(1), such termination shall apply solely to the jurisdictions in which such failures have occurred, with this Agreement remaining in effect for the non-affected jurisdictions. NRZ Brokerage shall have no obligation to reinstate RHSS after the occurrence of a Jurisdiction Based Termination.
(iii)    With respect to a Termination Event under Section 19(a)(iii), unless there shall have occurred failures in [***] or more states, such termination shall apply solely to the jurisdictions in which such failures have occurred, with this

Agreement remaining in effect for the non-affected jurisdictions. NRZ Brokerage shall have no obligation to reinstate RHSS after the occurrence of a Jurisdiction Based Termination.
(iv)    With respect to a Termination Event under Section 19(a)(x), (i) if such failure relates to a state Regulator, and if up to [***] such failures shall have occurred within any [***]-month period, then such termination shall apply solely to the jurisdiction(s) to which such failure(s) related, with this Agreement remaining in effect for all other jurisdictions, or (ii) if such failure relates to a federal Regulator or national coalition of state Regulators, and such failure could reasonably be expected to adversely impact (other than in a de minimis manner) the business or operations of NRZ Brokerage (or any Affiliate), then NRZ Brokerage shall be permitted to terminate this Agreement in its entirety. NRZ Brokerage shall have no obligation to reinstate RHSS after the occurrence of a Jurisdiction Based Termination. For the avoidance of doubt, with respect to a Termination Event under Section 19(a)(x), if [***] or more such failures shall have occurred within any [***]-month period, then NRZ Brokerage shall be permitted to terminate this Agreement in its entirety.
(v)    Notwithstanding any termination of this Agreement, whether in whole or in part, this Section 19(g) and Section 14 (notices), Section 15 (indemnification), Section 16 (governing law), Section 21 (dispute resolution), and Section 24 (certain interpretive matters) of this Agreement, as well as Section 14 of the Vendor Management Addendum, shall survive and remain in full force and effect.
(h)    Following any jurisdiction-based termination described in Section 19(d)(i) above, the RHSS shall reimburse NRZ Brokerage for actual, reasonable and documented out-of-pocket transition costs incurred by NRZ Brokerage in connection with NRZ Brokerage’s initial retention of a third party to perform the services in the terminated jurisdictions.
(i)    Each Party shall promptly notify the other Party in the event of the occurrence of either (i) any Termination Event with respect to such Party or (ii) an event that will result in a Termination Event with the passage of time.
20.    Service Levels.
(a)    RHSS shall use commercially reasonable efforts to provide, or cause to be provided, to NRZ Brokerage the brokerage services contemplated in this Agreement in accordance with the Service Level Metrics specified in the Performance Scorecard, attached as Exhibit 7 hereto. Except for the assertion of any claim based on fraud or willful misconduct, the remedies provided in Section 19(a)(vii) of this Agreement shall be the sole and exclusive legal remedy of NRZ Brokerage with respect to any failure of RHSS to satisfy any Service Level Metrics pursuant to this Section 20. NRZ Brokerage acknowledges and agrees that RHSS may be providing services similar to the brokerage services provided hereunder and/or services that involve the same resources as those used to provide the brokerage services hereunder to its and its Affiliates’ business units and other third parties.

(b)    It is the intention of the Parties that the Service Level Metrics be commercially reasonable. In addition, in connection with any evaluation of RHSS’s performance in accordance with the Service Level Metrics, the Parties will discuss taking into consideration any negative impact of material externalities outside of the control of RHSS and that have a material impact on RHSS’s ability to provide the services with respect to the Covered Portfolios, and the Parties will discuss whether such material externalities will result in a change in the evaluation of RHSS’s performance in accordance with the Service Level Metrics; provided, however, if the Parties disagree on about whether or to what extent material externalities should result in a change in the evaluation of RHSS’s performance, the Parties shall submit to the dispute resolution process set forth in Section 21 hereof and provided that during such dispute resolution process, NRZ Brokerage shall not be permitted to terminate this Agreement pursuant to Section 19(a)(vii) based on RHSS’s failure to meet any applicable performance thresholds with respect to the Service Level Metrics that are then the subject of the dispute resolution process.
(c)    If the Quarterly Performance Score for any Service Level Metric contained in the Performance Scorecard falls below the midpoint of (a) the trigger threshold value of such metric and (b) the average quarterly value of such Service Level Metric that RHSS has achieved over the period from July 1, 2016 through June 30, 2017, RHSS shall notify NRZ Brokerage in writing of such drop and shall provide a detailed action plan for addressing decline in performance as well as monthly updates on the progress of the action plan.
21.    Dispute Resolution Process. If a dispute arises from an alleged breach of this Agreement, and if the dispute cannot be settled through direct discussions between Altisource and New Residential Investment Corp. within thirty (30) days of the notification of the dispute (or such other period of time as mutually agreed by the Parties), the Parties agree to submit the dispute to mediation administered by the American Arbitration Association under its Commercial Mediation Procedures before resorting to arbitration. The Parties agree that mediation shall be completed within sixty (60) days of either Party making a request for mediation, as provided for under the American Arbitration Association Commercial Mediation Procedures. The Parties further agree that any unresolved controversy or claim arising out of an alleged breach of this Agreement shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each Party shall bear its own costs and expenses and an equal share of the arbitrators’ and administrative fees of arbitration. Except as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties.

22.    Performance. RHSS shall be permitted to delegate, assign or subcontract with its Affiliates or with third parties for the performance of any of the services or its obligations hereunder, but RHSS shall remain liable for the same. The Commission to which NRZ Brokerage is entitled under Section 5 of this Agreement shall remain unaffected to the extent RHSS splits its commission with any other entity, except to the extent NRZ Brokerage requires RHSS to use a third-party real estate broker in accordance with Section 3(b) hereof.

23.    Condition Precedent. For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, the Parties’ rights and obligations under this Agreement shall arise with respect to each Covered Portfolio only upon the Acquisition Date of each Covered Portfolio.
24.    Certain Interpretive Matters.
(a)    In this Agreement, the Parties agree that, unless the context otherwise requires, (i) words in the singular number or in the plural number shall each include the singular number or the plural number, (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such terms, (iii) reference to any law means such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, (iv) the captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of its provisions, and (v) “$”, “dollars” and “Dollars” means United States dollars.
(b)    The Parties further agree that (i) this Agreement and any other agreement executed in connection herewith is the result of negotiations between the Parties and shall not be deemed or construed as having been drafted by any one Party, (ii) each Party and its counsel have reviewed and negotiated the terms and provisions of this Agreement and any such other agreement and have contributed to its revision, (iii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement or any such other agreement, and (iv) the terms and provisions of this Agreement and any such other agreement shall be construed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation thereof.

(Space Intentionally Left Blank)

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first above written in their respective name by their duly authorized officers.
REALHome Services and Solutions, Inc.

By:     /s/ Min L. Alexander
    Name: Min L. Alexander
    Title:    President and Chief Executive Officer

REALHome Services and Solutions – CT, Inc.

By:     /s/ Min L. Alexander
    Name: Min L. Alexander
    Title:    President and Chief Executive Officer

New Residential Sales Corp.
By:    /s/ Nicola Santoro, Jr.
    Name: Nicola Santoro, Jr.
    Title:    Chief Financial Officer

SCHEDULES AND EXHIBITS

Schedules
Schedule A – Regulatory and Litigation Matters

Exhibits
Exhibit 1A – HLSS Portfolios
Exhibit 1B – Ocwen Portfolios
Exhibit 2 – PHH Portfolios
Exhibit 3 – Form of Listing Agreement
Exhibit 4 – List of Jurisdictions in which RHSS Lacks Licenses or Listing Rights
Exhibit 5 – Vendor Management Addendum
Exhibit 5A – Insurance Requirements
Exhibit 5B – Reporting Requirements
Exhibit 6 – Methodology for Determining List Prices, Price Reductions, Reserve Prices, Starting Bids, Winning Bids and Acceptable Offers
Exhibit 7 – Performance Scorecard
Exhibit 8 – States in which New Residential Sales Corp. is Qualified to Receive Commissions

Schedule A
REGULATORY AND LITIGATION MATTERS

THE REMAINDER OF THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

[***]

SCHEDULE A-1

Exhibit 1A
HLSS PORTFOLIOS

THE REMAINDER OF THIS PAGE AND THE FOLLOWING 52 PAGES OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

[***]

EXHIBIT 1A-1

Exhibit 1B
OCWEN PORTFOLIO

NONE

EXHIBIT 1B-1

Exhibit 2
PHH PORTFOLIOS – PART A

THE REMAINDER OF THIS PAGE AND THE FOLLOWING 11 PAGES OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

[***]

EXHIBIT 2-1

Exhibit 2
PHH PORTFOLIOS – PART B

THE REMAINDER OF THIS PAGE AND THE FOLLOWING FIVE PAGES OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

[***]

EXHIBIT 2-2

Exhibit 3
FORM OF LISTING AGREEMENT - EXCLUSIVE RIGHT TO SELL
This Listing Agreement (this “Agreement”), dated [Date] is made by and between [___________________], a [_________] (“Seller”), and REALHome Services and Solutions, Inc. and its affiliated licensees (collectively, “Broker”) (together with Seller, the “Parties” and each individually, a “Party”).

1.	RECITALS.

1.1.	Seller is the owner or otherwise has the right to sell the real property described in this Agreement.

1.2.	Seller wishes to engage Broker, a licensed real estate broker, as its listing broker with respect to the property described in this Agreement.
Therefore, in consideration of the mutual benefits accruing to the parties hereto and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Broker hereby agree as follows:

2.	APPOINTMENT AS LISTING BROKER.

2.1.	Seller's Appointment. Seller hereby appoints Broker as its listing broker and gives Broker the sole and exclusive right to procure a purchaser for the property described below (the “Property”):

(a)	Seller Loan No.: [Loan Number]

(b)	Property: [Property Address]

(c)	Tax Identification No.: [Tax ID]

(d)	Listing Price: $[List Price] (the “Listing Price”)

(e)	Last Known Occupancy Status: [Occupancy Status (Vacant/Occupied)]

2.2.	Terms of Appointment. Broker's appointment as Seller's listing broker will commence on [Date] and will expire at midnight on [Date] (the “Listing Term”), unless otherwise extended in writing.

2.3.
Broker's Acceptance. Broker hereby accepts Seller's appointment as Seller's listing broker with regards to the Property. Broker agrees to affect a sale of the Property as quickly as possible at the Listing Price and to facilitate the consummation thereof.

2.4.
Exclusive Agency. Broker will act exclusively on behalf of the Seller as its designated agent, and will in no cases act as a dual agent unless disclosed in writing to Seller. However, Broker may act as a transactional broker or facilitator for the purpose of drafting contract documents for an unrepresented buyer.

2.5.
Brokerage Relationship. Broker will deal honestly and fairly with Seller, will account for any funds received, and will use the necessary skills, care, and diligence in the transaction that is required of a licensed real estate broker.

3.	DUTIES OF LISTING BROKER.

EXHIBIT 3-1

3.1.
General Duties. Broker agrees to perform all necessary and commercially reasonable activities which are customary in the community where the Property is located in order to procure a buyer of the Property at the Listing Price pursuant to the terms and conditions of this Agreement. Broker agrees to make diligent and continued efforts to sell the Property until a sales contract is pending on the Property.

3.2.
Initial Listing Phase. The “Initial Listing Phase” shall refer to the time period commencing with the execution of this Agreement and continuing through the entering of this listing into one or more Multiple Listing Services (“MLS”).

3.2.1.
Initial Marketing Activities. During the Initial Listing Phase, Seller authorizes and directs Broker to perform reasonable and customary marketing activities to prepare the Property for listing in an MLS, including, but not limited to:

(a)	Hosting one or more “open house” viewings of the Property upon Seller's reasonable request and when deemed prudent by Broker;

(b)	Installing appropriate signage on the Property;

(c)	Inputting and advertising the Property on the Broker's website(s);

(d)	Communicating with prospective buyers and cooperating brokers to provide information about the Property and sales process;

(e)	Installing MLS-approved lockbox if required by local MLS or REALTOR® board; and

(f)	Any other activity that Broker believes will facilitate the procurement of a buyer of the Property.

3.2.2.
Discretion to Enter Listing into one or more MLS. Seller authorizes and directs Broker to enter the listing of the Property into one or more MLS. However, Seller also authorizes and directs Broker to refrain from entering this listing into any MLS while Broker is performing the activities described in Section 3.2.1.above for a period of up to fifteen (15) days following the execution of this Agreement or until such time that Seller directs Broker in writing to enter the listing in one or more MLS.

3.3.
Primary Listing Phase. The Primary Listing Phase shall refer to the time period commencing with the entering of this listing into one or more MLS and continuing through Seller's execution of a contract for the sale of the Property.

3.3.1.	Primary Marketing Activities. During the Primary Listing Phase, Seller authorizes and directs Broker to perform reasonable and customary marketing and sales activities, including, but not limited to:

(a)	Any of the activities listed in Section 3.2.1;

(b)	Inputting this listing in additional MLS at Broker’s discretion; and

(c)	Advertising the Property as Broker deems advisable, including advertising the Property on Broker’s website(s), on Hubzu.com and/or other websites.

EXHIBIT 3-2

3.3.2.
Reporting Requirements. Upon written request, Broker shall provide online or other electronic access to a Property Status Report to Seller or Seller’s Asset Manager as defined in Section 4.2.1.This report shall include information regarding:

(a)	All advertising activities conducted by Broker, including classified and display advertising;

(b)	Other sales promotions and results, as well as showings to prospective buyers and their comments;

(c)	Recent sales of comparable properties or changes in the local real estate market or surrounding area that would alter the value of the Property; and

(d)	Broker's recommendations on marketing and pricing strategy.

3.4.
Secondary Listing Phase. The Secondary Listing Phase shall refer to the time period commencing with Seller's execution of a purchase and sale agreement for the sale of the Property and continuing through closing under such agreement.

3.4.1.
Secondary Listing Phase Activities. During the Secondary Listing Phase, Seller authorizes and directs Broker to perform reasonable and customary closing and transaction coordination activities, including, but not limited to:

(a)	Communicating with principals and cooperating brokers to provide information about the closing process;

(b)	Conveying and communicating information necessary to facilitate the closing; and

(c)	Executing all documents required of the Broker to facilitate the closing.

4.	SELLER'S OBLIGATIONS.

4.1.
Cooperation. Seller agrees to cooperate with Broker in carrying out the purpose of this Agreement, including but not limited to providing Broker with all information needed regarding Seller and the Property for MLS or similar input or setup and referring to Broker all inquiries regarding the Property or its potential transfer, whether by purchase or any other means of transfer.

4.2.	Asset Management.

4.2.1.
Seller's Asset Manager. Seller acknowledges, confirms and agrees that the actions or activities listed in below in this Section 4.2 are the sole responsibility of Seller and not of Broker. Seller has appointed the asset manager shown on the signature page to this Agreement to be its sole and exclusive asset manager (“Asset Manager”) for the Property. Seller has authorized Asset Manager to act on Seller’s behalf for all actions required of Seller under this Agreement, including, but not limited to the actions specified in Sections 4.2.2, 4.2.3 and 4.2.4 below. Broker is entitled to rely on all directions, instructions and actions of Asset Manager in any way related to the Property or this Agreement. To the extent the Asset Manager is not an affiliate of Broker and was not selected by Broker or one of its affiliates, Seller agrees to indemnify and hold Broker harmless from and against any loss, damage, claim, action, fine, assessment, penalty, proceeding, cause of action, fee or expense of any nature (including but not limited to attorneys' fees and court costs) arising out of, caused by or in any way related, directly or indirectly, to the involvement or acts or omissions of Asset Manager. The foregoing indemnity obligations shall not apply to the extent that RHSS's

EXHIBIT 3-3

acts or omissions (other than those acts or omissions taken by RHSS at Seller or Seller’s representatives’ direction), or information provided by RHSS (other than information received by RHSS from Seller or Seller’s representatives), resulted in the Asset Manager's conduct. This indemnity shall survive closing or termination of this Agreement.

4.2.2.	Valuation Activities. Seller shall obtain all information and make all decisions regarding the valuation of the Property, including but not limited to performing the following:

(a)	Ordering CMA's, BPO's, appraisals, and reviews as necessary to determine the value and selling price of the Property; and

(b)	Regularly reviewing the Property's value, and making adjustments to the Listing Price as Seller may deem necessary or appropriate under the circumstances.

4.2.3.
Property Inspection and Preservation Activities. Seller shall provide for the care, custody and management of the Property, including but not limited to performing inspection services, required repairs, securing services, boarding services, winterizing services, yard maintenance services, debris removal services, pest control services, carpet cleaning or replacing, carpet removal, pool maintenance, minor repairs, roof repair, fence repair, gate repair, painting, safety equipment installation, tenant relocation assistance, emergency repairs, general plumbing, HOA invoicing and utility service coordination. Seller is also responsible for the installation of a combination lockbox, digital deadbolt lock or other access device for preservation agent and real estate agent access, except for those lockboxes described in Section 3.2.1(e) whenever mandated by the local MLS or REALTOR® board. Nothing in this Section 4.2.3 shall be deemed to provide or impute knowledge of any material fact to Broker.

4.2.4.	Transaction and Closing Coordination. Seller shall perform or provide for all services necessary for the closing of the Property, including but not limited to the following:

(a)	Title services, including provision of the preliminary title commitment and title defect clearance;

(b)	Document services, including preparation and/or reviewing of the Seller's closing package, such as the deed, HUD-1 and other closing documents; and

(c)	Escrow services, including full coordination and cooperation with the escrow agent for the management of the closing of escrow.

5.	PROCESSING OF OFFERS AND COUNTEROFFERS.

5.1.
Submission of Offers and Counteroffers. Broker shall instruct buyer or buyer's representative to submit all offers to purchase or counteroffers directly to the Seller electronically through the Hubzu.com website in the event the property is marketed on Hubzu.com. Seller may accept, counter or reject offers to purchase the Property at its sole discretion and shall notify the buyer of such decision directly through the website or via email. Broker is not authorized to receive or transmit any offers or counteroffers on behalf of the Seller.

EXHIBIT 3-4

5.2.
Submission of Documents. Broker shall instruct buyer or buyer's representative to submit all documents other than offers to purchase or counteroffers directly to the Seller electronically via email to REcontracts@altisource.com or via fax at 407-737-5409.

5.3.	Backup Offers. Seller encourages Broker to procure backup offers, and Seller will accept backup offers subject to Seller's right to negotiate previously submitted offers.

6.	COMPENSATION.

6.1.
Commissions; Cooperation with and Compensation to Other Brokers. Seller agrees to pay the Broker a commission equal to the Total Commission Amount, as defined in Section 6.2.2, at the closing of the sale of the Property if a buyer is procured for the Property in accordance with the terms set forth in this Agreement or at any other price and terms accepted by Seller, either directly or indirectly, in writing during the term of this Agreement. Seller understands that it is Broker’s policy to cooperate with other brokers except when not in Seller’s best interest and to offer compensation to such brokers who assist in procuring a buyer for a Property (each, a “Cooperating Selling Broker” or “Buyer’s Agent”). Seller and Broker acknowledge that [_______________] (the “Referring Broker”) has referred Seller to Broker pursuant to a Cooperative Brokerage Agreement between Broker and Referring Broker. As such, Broker shall direct the closing agent to pay to the Cooperating Selling Broker (if any) and Referring Broker the following amounts from the Total Commission Amount:

Participating Party	Portion of Total Commission Amount
Broker	Either [___]% of the Purchase Price or [________], whichever is greater
Buyer’s Agent, if any	Either [***]% of the Purchase Price or $[***], whichever is greater
Referring Broker	[___]% of the Purchase Price
For clarity, if there is no Buyer’s Agent, Broker shall direct the closing agent to pay to Broker an amount equal to the Total Commission Amount less the amount payable to Referral Broker as set forth in the table above.

6.2.	Definitions.

6.2.1.	Purchase Price. “Purchase Price” is the total purchase price of the Property not including any applicable buyer’s premium and /or technology fee or any Seller concessions.

6.2.2.	Total Commission Amount. The “Total Commission Amount” is the sum of the amounts set forth in the table above.
Notice: The amount or rate of real estate commissions is not fixed by law. They are set by each broker individually and may be negotiable between the seller and broker.

EXHIBIT 3-5

6.3.
Survival of Obligations. Seller's obligation to pay Broker the Total Commission Amount shall survive termination of this Agreement if the Property is under contract at the time of termination, only if the contract that was pending at the time of termination results in a consummated sale.

7.	TERMINATION.

7.1	By Mutual Agreement. This Agreement may be terminated upon mutual agreement between Broker and Seller or any of Seller's affiliates that are duly authorized to act on Seller’s behalf.

7.2
Automatic Termination for Bulk Sales. If after the execution of this Agreement Seller decides to sell the Property as part of a bulk sale of multiple properties other than through Time Limit Bidding set forth in Section 8.1, upon receipt of notice thereof to Broker, this Agreement shall automatically terminate and be of no further force or effect, and in such event, no commission will be due or paid to the broker for the Property unless otherwise agreed by the Parties.

8.	SELLER AUTHORIZATIONS.

8.1.
[For inclusion unless Online Auction is prohibited] Time Limit Bidding. As permitted by applicable state law, Seller authorizes Broker to market the Property via online in a time limit bidding format pursuant to Seller's written or electronic instructions to Broker.

8.1.1.	Seller acknowledges that the buyer will be required to pay a buyer's premium and technology fee for sales conducted in a time limit bidding format.

8.1.2.
Regardless of whether the Broker procures a buyer during a time limit bidding auction cycle, during the Term, the Broker shall continue to perform its duties pursuant to Section 3, both during and after any time limit bidding marketing periods.

8.1.3.
The first time limit bidding period shall begin on [Date and Time] and end on [Date and Time], Seller requires that the minimum starting bid shall be $ [Starting Bid Amount]. Broker is authorized to execute subsequent time limited bidding auction cycles of the Property as appropriate.]

8.2.	Unlicensed Assistants. Seller authorizes and grants permission for Broker to employ, contract and utilize unlicensed assistants to perform the following tasks under supervision of Broker:

(a)	Making, conducting or preparing a comparative market analysis subject to the approval of and for use by the Broker.

(b)	Providing factual information to others from writings prepared by the Broker or other generally available information.

(c)
Preparing and designing advertising relating to the transaction for which the Broker was employed, if the advertising is reviewed and approved by the Broker or any associate broker prior to its publication.

(d)
Preparing and completing documents and instruments under the supervision and direction of the Broker if the final documents or instruments will be or have been reviewed or approved by the Broker prior to the documents or instruments being presented, given or delivered to a principal or party to the transaction.

EXHIBIT 3-6

(e)
Communicating with a principal, party or service provider in connection with a transaction about when reports or other information needed concerning any aspect of the transaction will be delivered, or when certain services will be performed or completed, or if the services have been completed.

(f)
Mailing, e-mailing, faxing, delivering, picking up, or arranging the mailing, e-mailing, faxing, delivery, or picking up of documents or instruments related to the transaction, including obtaining signatures to the documents or instruments from principals, parties or service providers in connection with the transaction. Such activity shall not include a discussion of the content, relevance, importance or significance of the document, or instrument or any portion thereof, with a principal or party to the transaction.

(g)
Reviewing, as instructed by the Broker, transaction documentation for completeness or compliance, providing the final determination as to completeness or compliance is made by the Broker or associate broker. Reviewing transaction documentation for the purpose of making recommendations to the Broker on a course of action with respect to the transaction.

(h)	Any other tasks not requiring a license which may be assigned from time to time by Broker and under the reasonable supervision or control of Broker.

8.3.
Disclosure of Offer Detail Information. To the extent permitted by law and applicable MLS rules, Seller authorizes and instructs Broker to disclose information related to current, active, expired, withdrawn and counter offers to potential buyers and/or buyer’s brokers or agents through an online portal or online marketing service utilized by Broker. Seller reserves the right to disclose any or all of the aforementioned information using electronic means, including, but not limited to, websites maintained and operated by or on behalf of Seller or Seller’s Asset Manager.

8.4.
Use of MLS-Approved Lockboxes. Seller authorizes and grants permission for Broker to refrain from using MLS-approved lockboxes except where usage of MLS-approved lockboxes is mandated by the local MLS or REALTOR® board.

9.
FAIR HOUSING. Seller and Broker agree that this Property will be offered to any person without regard to race, color, religion, sex, handicap, familial status, national origin or any other factor protected by federal, state or local law.

10.
SELLER REPRESENTATIONS; GENERAL INDEMNITY. Seller certifies, represents and warrants that it is legally entitled to convey the Property and any improvements to the Property. To the fullest extent permitted by law, Seller agrees to indemnify and hold Broker harmless from and against any loss, damage, claim, action, fine, assessment, penalty, proceeding, cause of action, fee or expense of any nature (including but not limited to attorneys' fees and court costs) (collectively, the “Claims”) arising out of or relating to title, condition, habitability, marketability or value of the Property or any other material fact relating to the Property, including but not limited to systems, structures, environmental contamination or hazards (such as lead paint, mold, radon or other biological or non-biological contaminants), flood zones or hazards or soils or geology, whether now existing or later arising or becoming evident, except to the extent the Claims relating to such title, condition, habitability, marketability, value or other material fact related to the Property were caused by Broker's acts or omissions or the acts or omissions of an Affiliate of Broker. This Section 10 shall survive closing or termination of this Agreement.

11.	GENERAL CONTRACT PROVISIONS.

11.1.	Entire Agreement, Modifications. This Agreement may not be amended or modified in any manner except by a written agreement signed by each of the parties hereto.

EXHIBIT 3-7

11.2.	Notices.

11.2.1.
Communications Regarding Real Estate Transaction. Seller acknowledges that many communications and notices in real estate transactions are of a time sensitive nature and that the failure to be available to receive such notices and communications can have adverse, legal, business and financial consequences. Seller agrees to remain reasonably available to received communications from Broker, through its Asset Manager or otherwise.

11.2.2.	Notices Regarding this Agreement.

11.2.2.1.
Methods of Delivery, Deemed Receipt. Communications and notices between Broker and Seller regarding the terms of this Agreement shall be in writing, signed by the Party giving the notice, and shall be deemed given: (a) upon receipt if delivered personally or if mailed by certified mail, return receipt requested and postage prepaid; or (b) at noon on the business day after dispatch if sent by a nationally recognized overnight courier via overnight delivery. However, notices to Broker must also be delivered pursuant to Section 11.2.2.2 before the notice will be deemed delivered to Broker and notices to Sellers must also be delivered pursuant to Section 11.2.2.3 before the notice will be deemed delivered to Seller.

11.2.2.2.
Additional Requirement for Notice to Broker. Notice to Broker shall not be deemed delivered to Broker until Broker receives both: (a) notice pursuant to the methods described in Section 11.2.2.1; and (b) a copy of the notice via e-mail to contractmanagement@altisource.com and to the Broker’s e-mail address as shown on the signature page of this Agreement.

11.2.2.3.
Additional Requirement for Notice to Seller. Notice to Seller shall not be deemed delivered to Seller until Seller receives both: (a) notice pursuant to the methods described in Section 11.2.2.1; and (b) a copy of the notice via e-mail to [________________________].

11.2.2.4.	Notice Addresses. All notices shall be delivered to the address and e-mail addresses as shown below (or at such other address a party may specify by like notice).
If to Seller:

If to Broker:
REALHome Services and Solutions, Inc.

Attention:

11.3.
Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.

EXHIBIT 3-8

11.4.
Enumeration and Headings. The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

11.5.
Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the Parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

11.6.
Construction. Unless the context of this Agreement otherwise clearly requires: (i) references in this Agreement to the plural include the singular, the singular the plural, the masculine the feminine, the feminine the masculine and the part the whole; and (ii) the word "or" shall not be construed as exclusive and the word "including," "includes," and "included" shall not be construed as limiting. All references to buyer shall also include any agent, broker or other representative of buyer.

11.7.
Successors and Assigns. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto; provided, however, that Broker may not subcontract or assign this Agreement. Any purported assignment in violation of this Section is void. Seller may assign this Agreement to any of its affiliates without Broker’s consent.

11.8.
Governing Law. This Agreement and the respective rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its conflicts of laws provisions.

11.9.
Waiver of Jury Trail. THE PARTIES HERETO HEREBY KNOWINGLY AND VOLUNTARILY WAIVE ANY RIGHT WHICH EITHER OR BOTH OF THEM MAY HAVE TO RECEIVE A TRIAL BY JURY WITH RESPECT TO ANY CLAIMS, CONTROVERSIES OR DISPUTES WHICH MAY ARISE OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF.

{Remainder of page intentionally left blank}

EXHIBIT 3-9

IN WITNESS WHEREOF, the parties have caused this agreement to be executed as of the last date written below:

SELLER:    BROKER:

By:    By:

Name:    Name:

Title:    Title:

Date:    Date:

Agent License #:

Corp License # for

Telephone Number:

E-mail Address:
* **THIS CONTRACT IS NOT VALID UNLESS SIGNED BY ALL PARTIES**

SELLER'S ASSET MANAGER:

Altisource®
1000 Abernathy Parkway
Building 400 Northpark, Suite 200
Atlanta, Georgia 30328
Attn: Asset Management

**Please email back the signed copy with MLS print out to the Asset Manager**

EXHIBIT 3-10

Exhibit 4
LIST OF JURISDICTIONS IN WHICH RHSS LACKS LICENSES OR LISTING RIGHTS

NONE

EXHIBIT 4-1

Exhibit 5
VENDOR MANAGEMENT ADDENDUM

1.
Quarterly Information. RHSS shall deliver to NRZ Brokerage electronic copies of the following items through an electronic portal, ftp site, or as otherwise mutually agreed between the parties, in each case quarterly by no later than the 15th calendar day after the end of the preceding quarter (unless otherwise specified below), and in a downloadable and searchable format showing any changes from the previous quarter’s delivery:

a.
Incentive Compensation Plan Documentation. Written documentation of RHSS’s incentive compensation plan structure and policy for brokers that are employees of RHSS and of RHSS’s scorecard structure and policy for brokers that are third party vendors of RHSS;

b.	Bid Data and Bid History. Report on the selected bid and bid history for Subject REO Referrals sold by RHSS under the Agreement during the preceding quarter;

c.	Bidding Process Documentation. Documentation describing the bidding process in effect for Subject REO Referrals sold by RHSS under the Agreement at the end of the preceding quarter;

d.
Material Changes to Policies and Procedures. Written notification of any material changes to any of RHSS’s or RHSS’s Affiliates’, as applicable, policies and procedures relating to any of the operations of RHSS or such Affiliates relevant to the services provided by RHSS to or on behalf of NRZ Brokerage or any Affiliate (each, an “NRZ Entity”) excluding any enterprise-wide policies and procedures that do not materially impact the ability to provide services under this Agreement, but including without limitation the policies and procedures identified in Section 3 of this Vendor Management Addendum;

e.
Material Changes to Operations, Financial Condition, Management or Business. Written notification of any material operational, financial, management, or business changes of RHSS and RHSS Affiliates relevant to the services provided to NRZ Entities (including without limitation key personnel or management changes, implementation of new or modified technology or process initiatives, adding or removing material vendors, strategic initiatives, significant investments, divestitures and/or joint ventures, significant changes in client roster, or off-shore initiatives);

f.
Scorecards. Scorecards for RHSS and third party brokers (provided that such scorecards shall not include personal information of such brokers or vendors and shall be used by NRZ Brokerage solely for the purpose of evaluating RHSS’s (and its third party brokers’, as applicable) performance under the Agreement and not for any other purpose);

EXHIBIT 5-1

g.
Licensing Update. (i) Licensing maintenance update reflecting all of the broker licenses and Multiple Listing Service memberships maintained by RHSS and each Affiliate of RHSS relevant to the services provided to any NRZ Entity pursuant to the Agreement, (ii) a certification by an executive officer or chief compliance officer of RHSS and of each such Affiliate to the effect that RHSS and such Affiliate, as applicable, maintains all required licenses required by applicable laws and regulations for the activities performed by such entity related to the services provided to an NRZ Entity pursuant to the Agreement, and (iii) an updated version of Exhibit 4 to the Agreement;

h.
Results of Governmental Authority Examinations or Investigations. Results of any Governmental Authority examination or investigation that is adverse to RHSS (or an Affiliate of RHSS relevant to the services provided to an NRZ Entity pursuant to the Agreement) relating to activities relevant to the services provided to any NRZ Entity pursuant to the Agreement, which examination or investigation RHSS (or such Affiliate) concluded during the preceding quarter, and where sharing such results is legally permitted;

i.
Insurance. Proof of insurance coverages purchased to cover RHSS indicating the primary limit and addition of NRZ Brokerage as an additional insured, in accordance with the terms set forth in Exhibit 5A unless prohibited by the insurer;

j.
Representation of Selling and Buyer Parties. (i) Written certification from an executive officer of RHSS that RHSS did not represent both the selling party and buying party in sales transactions in the preceding quarter involving Subject REO Referrals except as consented to by the parties in writing in accordance with applicable law, and (ii) supporting written policies and procedures, if such policies and procedures changed materially during the preceding quarter;

k.
Financials. If RHSS (i) does not produce annual audited financials, unaudited financial statements for each calendar quarter, no later than 45 days after each quarter-end; (ii) produces annual audited financials, (A) unaudited financial statements for each calendar quarter, no later than 45 days after each quarter-end, for the first three (3) quarters of each year, and (B) audited financial statements, no later than 120 days after the end of each calendar year for which such audited financial statements are prepared;

l.
Compliance with Applicable Laws and Regulations. Certification from a Compliance Officer or General Counsel of RHSS or its affiliates certifying that, according to such certifier’s knowledge and reasonable interpretation of applicable laws and regulations: (i) RHSS is in compliance with all applicable laws and regulations, and (ii) no events have occurred during the preceding calendar quarter or are occurring that would require RHSS to notify NRZ Brokerage under Section 7(b) or (c) of this Vendor Management Addendum;

EXHIBIT 5-2

m.
Compliance with Financial Requirements. Certification from principal financial officer or principal accounting officer of Altisource that, according to that person’s knowledge, a Termination Event pursuant to any of Sections 19(a)(iv), 19(a)(v), 19(a)(vi) or 19(a)(xi) of the Agreement has not occurred and is not continuing, attaching, solely with respect to the certification relating to Section 19(a)(xi) of the Agreement, back-up calculations in Excel format in support of such certification; and

n.
Litigation Report. A litigation report for matters of which a Subject REO Referral is the subject, which report shall (i) include a summary setting forth the (A) total number of outstanding matters, (B) total number of matters closed during the preceding quarter, and (C) total number of new matters during the preceding quarter, and (ii) identify each individual matter and provide a summary of such matter, including any updates since the previous reporting period, and which shall include a description of such matter, including any significant change in status since the previous reporting period; provided that nothing in this Section 1(n) shall require RHSS to produce any materials or information subject to a claim of attorney-client privilege or work product protection.

2.
Monthly Information. RHSS shall deliver to NRZ Brokerage each of the following electronically through an electronic portal, ftp site, or as otherwise mutually agreed between the parties, in each case monthly by no later than the 15th calendar day of each month:

a.
Complaints. RHSS shall provide a complaint report for complaints relating to any Subject REO Referral, which report shall consist of complaint analysis by category (Pareto analysis and trend analysis for trailing 12-months), root cause information on major complaint categories and action plans addressing the top complaint categories and inventory analysis (inventory, inflow, outflow, aging analysis) and be in sortable format.  RHSS shall respond within 5 business days to NRZ’s reasonable requests for sample complaints from RHSS’ or its Affiliates’ iCasework system to view complaints related to the Subject REO Referrals and related workflow through resolution or closure of such complaints; and

b.
Reports Regarding Subject REO Referrals. RHSS shall provide to NRZ Brokerage a report in substantially the same form and substance as that set forth in Exhibit 5B hereto reflecting for all Subject REO Referrals (i) sales by RHSS versus third-party real estate broker, (ii) number of Auction Cycles before sale, (iii) sales price versus listing price, (iv) sales price versus reserve price, (v) number of properties that do not receive any bids, (vi) number of properties that do not receive any bids above reserve, (vii) sales performance (liquidation rates, average days on market, price to pre-sales market value) by states and/or MSAs, (viii) sales performance by urban versus suburban versus rural, (ix) sales performance by sales price ranges, (x) sales performance by property type (detached versus attached residences), (xi) price to pre-sales market value days on market, and (xii) sales volume by Altisource Affiliated Escrow Agent versus third-party escrow agent. RHSS shall also provide to NRZ Brokerage, in writing, a report setting forth (i) each REO Property that has been listed since the prior version of such report was provided to NRZ Brokerage, and (ii) the commission structure applicable to each

EXHIBIT 5-3

such REO showing the commission percentage, subject to minimums, that will be payable to each broker party when each REO sells and closes. Upon NRZ Brokerage’s request, which such request may be a standing request, RHSS shall promptly provide to NRZ Brokerage a copy of a listing agreement relating to an REO Property.

c.
Performance Metrics. RHSS shall deliver a monthly performance report to the applicable NRZ Entity, setting forth the preceding month’s data for the fields set forth in Exhibit 5B attached hereto, as may be modified from time to time by NRZ Brokerage upon prior written notice to RHSS.

3.	Annual Information. RHSS shall deliver to NRZ Brokerage the following, in each case annually by no later than the 15th day of each calendar year:

a.
Policies and Procedures for Quality Assurance. Written documentation of RHSS’s quality assurance measures designed to validate that REO brokerage services and related services performed by RHSS (and its vendors) pursuant to the Agreement are performed accurately, completely and in compliance with applicable legal requirements and supervisory guidance to which RHSS (and its vendors) and/or NRZ Brokerage may be subject;

b.
Policies and Procedures for Information Security. Written documentation of RHSS’s document and data security measures and practices for maintaining the confidentiality of all non-public information, proprietary information, personally identifiable customer information or otherwise confidential information received from NRZ Brokerage or from a mortgage servicer relating to the provision of brokerage services with respect to Subject REO Referrals;

c.
Policies and Procedures for Disaster Recovery and Business Continuity. Written documentation of RHSS’s policies and procedures governing disaster recovery and business continuity, including in response to service disruptions or degradations resulting from natural disasters, human errors, or intentional physical or cyber-attacks, for both on-shore and off-shore operations;

d.
Policies and Procedures for Regulatory Compliance. Written documentation of RHSS’s policies and procedures governing regulatory compliance, including without limitation compliance with applicable federal and state laws and regulations governing real estate settlements, referrals, incentives, commissions and compensation; and

e.
Policies and Procedures for Vendor Management. Written documentation of RHSS’s third party vendor policies and procedures, including but not limited to annual recertification requirements and proof of recertification;

f.	Vendors. A list of all vendors, third parties, and RHSS-owned or affiliated entities engaged by RHSS to assist in the provision of brokerage services with respect to Subject

EXHIBIT 5-4

REO Referrals or other critical services related to the services provided to NRZ Brokerage by RHSS;

g.
Policies and Procedures for Human Resources and Training. Written documentation of RHSS’s policies and procedures governing human resources management, including without limitation training, continuing education, retention and redundancy planning; and

h.	Policies and Procedures for Change Management. Written documentation of RHSS’s legal and regulatory change management processes;

i.
Internal Audit. (i) Internal audit schedule, (ii) solely to the extent related to services to be provided under the Agreement, test plans, and (iii) solely to the extent relevant to services provided under the Agreement, any final findings, recommendations or remediation plans;

j.
Quality Control and Quality Assurance Testing. (i) Quality control and quality assurance testing schedule (ii) solely to the extent related to services provided under the Agreement, test plans, and (iii) solely to the extent relevant to services provided under the Agreement, any final findings, recommendations, or remediation plans.

4.
Report Regarding REO Properties as at each Acquisition Date. RHSS will provide NRZ Brokerage with a report within five business days after each Acquisition Date that sets forth the property reserve price (if such reserve price exists) and status of each REO Property in the Portfolio acquired on the applicable Acquisition Date.

5.
SSAE 16 SOC 1 Type II Report.  For critical systems relied upon by RHSS (or any Affiliates of RHSS relevant to the services provided to an NRZ Entity pursuant to the Agreement) as identified by RHSS in connection with its obligations or any services provided under the Agreement, RHSS shall deliver to NRZ Brokerage a copy of each SSAE 16 (or any applicable successor SSAE) SOC 1 Type II report or equivalent reviews of its data processing environment and internal controls related to such obligations or services as well as copies of SSAE 16 (or any applicable successor SSAE) SOC 1 Type II reports or equivalent reviews provided by its critical vendors and off-shore vendors. Such reports regarding RHSS’s data processing environment and internal controls related to such obligations or services must be completed by a nationally recognized independent audit firm and such reports (if any) shall be delivered by no later than January 31 of each year, and shall cover a minimum period of nine (9) months, with a bridge letter covering the remaining period, which shall not exceed three (3) months. Vendors’ reports contemplated under this Section 5 shall be provided to NRZ Brokerage no later than 2 business days of RHSS’s or its Affiliates’ receipt of such reports. As of the date of execution of the Agreement, the parties agree that there are no third-party critical systems relied upon by RHSS (or any Affiliates of RHSS relevant to the services provided to an NRZ Entity pursuant to the Agreement).

EXHIBIT 5-5

6.	Audits.

a.
Right to Conduct Audits. NRZ Brokerage (itself or with the assistance of or through New Residential Mortgage and/or mortgage servicers to the extent they service mortgage loans in the Covered Portfolios and/or one or more third-party auditors or consultants shall have the right to inspect, investigate, examine, evaluate, and audit all activities and operations of RHSS relating to the provision of services provided to an NRZ Entity under the Agreement. All audits pursuant to this Section 6(a) shall be at the sole expense of NRZ Brokerage and shall be subject to Sections 6(b), 6(c) and 6(d) of this Vendor Management Addendum. NRZ agrees that the auditor shall not be a RHSS Competitor. For the purposes of this Section 6(a), “RHSS Competitor” means a party engaged in the business of marketing and selling real property. All auditors conducting an audit pursuant to this Section 6 shall sign a mutually acceptable non-disclosure agreement with RHSS prior to receiving any information pertaining thereto.

b.
Scope of Audits. The scope of such audits may consist of the following, without limitation, but in each case solely to the extent relevant to the services provided by RHSS under the Agreement: the quality and timeliness of the provision of services, RHSS’s policies and practices with respect to document and file security and the protection of confidential information, RHSS’s business recovery and disaster recovery plans, RHSS’s compliance with all governing laws, rules, and regulations, and/or any of the items referenced in Sections 1 through 3 of this Vendor Management Addendum. NRZ Brokerage shall have the right to review RHSS’s files for the Subject REO Referrals and shall have the right to review specific documents associated with specific Subject REO Referrals of NRZ Brokerage’s choosing, excluding any materials subject to a claim of attorney-client privilege or work product protection.  RHSS shall make its personnel and its facilities (including computer servers and related technology facilities) reasonably available to all persons performing such audits, and shall fully cooperate with any such audit or examination.

c.
Location of Audits. Audits may occur onsite at any locations where RHSS (or Affiliates of RHSS relevant to the services pursuant to the Agreement) maintain significant operations or personnel, or remotely in the form of a desk review or electronic review. RHSS shall reasonably accommodate NRZ Brokerage (and the representatives and other parties identified in clause a. above) for any onsite visit, and neither RHSS nor any other party shall charge NRZ Brokerage (or such representatives or parties) any fee for access to its facilities or for any other aspect of such onsite visit; provided, however, NRZ Brokerage (and any such representatives or other parties) shall be responsible for any costs or expenses it incurs in connection with such onsite visit. For the avoidance of doubt, each party shall be responsible for its own costs or expenses incurred in connection with any onsite or remote audits.

d.
Timing of Audits; Notice. Audits shall be performed during normal business hours, and NRZ Brokerage shall cooperate with RHSS (and such Affiliates of RHSS relevant to the services provided to an NRZ Entity pursuant to the Agreement) to minimize

EXHIBIT 5-6

disruption to the business activities and operations of RHSS resulting from any audit activity.  NRZ Brokerage shall provide RHSS with reasonable advance written notice of at least twenty one (21) calendar days prior to conducting any extensive or comprehensive onsite audit and at least ten (10) calendar days prior to conducting any remote audit, unless, in either case (i) the audit is mandated or requested by a Governmental Authority, in which case the applicable NRZ Entity shall make commercially reasonable efforts to provide RHSS with advance notice or (ii) the audit is requested by NRZ Brokerage during the continuation of a Termination Event, in which case NRZ Brokerage shall make commercially reasonable efforts to provide RHSS with advance written notice of at least five (5) business days prior to conducting any such audit.

7.	Litigation and Regulatory Matters.

a.
Quarterly Update. On a quarterly basis, and by no later than the 15th day following the end of each calendar quarter, RHSS shall provide representatives of NRZ Brokerage (which may be limited to counsel upon request by RHSS) with a quarterly oral update regarding outstanding material litigation or regulatory matters relating to any of the activities of RHSS (or any Affiliates of RHSS relevant to the services provided to an NRZ Entity pursuant to the Agreement). Such oral update shall occur via telephone conference, or as otherwise mutually agreed between the parties. Such updates shall include but not necessarily be limited to the following: (a) new litigation matters or regulatory matters, investigations or inquiries, (b) developments (other than administrative or non-substantive developments) in any matters, investigations or inquiries previously disclosed to NRZ Brokerage, (c) updates to any potential liability or settlement projections, (d) pending or concluded examinations, (e) pending or concluded settlements, remediations, or resolutions of such matters, and (f) any material legal, regulatory, or compliance-related developments of which RHSS is aware in the residential real estate industry relevant to RHSS and to the services provided under the Agreement. Nothing in this Section 7(a) shall require RHSS to provide any information subject to the attorney-client privilege or work product protection.

b.
Notice of Certain Events. RHSS shall notify NRZ Brokerage as promptly as possible, and in any event no later than three (3) business days following receipt by RHSS (or any Affiliate of RHSS relevant to the services provided to an NRZ Entity pursuant to the Agreement) of notice that any demand, inquiry, investigation, subpoena, order, complaint, or other communication from any Governmental Authority relating to an alleged violation of any applicable law or regulation that (i) relates to any Subject REO Referrals, (ii) relates to any of the activities or services performed by RHSS or any Affiliate of RHSS relevant to the services provided to an NRZ Entity pursuant to the Agreement) in connection with the Agreement, (iii) references NRZ Brokerage or any Affiliate thereof, or (iv) relates to any alleged violation of applicable laws or regulations that (A) RHSS deems reasonably likely to result in a sanction, fee, fine, penalty, consent order, settlement, judgment, or other liability against RHSS (or any such Affiliate of RHSS) that would materially impair RHSS’s (or any such Affiliate’s) ability to perform

EXHIBIT 5-7

any of its obligations under the Agreement, or (B) could reasonably result in a sanction, fee, fine, penalty, consent order, settlement, judgment, or other liability against NRZ Brokerage or any Affiliate thereof.

c.
Notice of Licensing Matters. RHSS shall (i) notify NRZ Brokerage as promptly as possible, and in any event within two (2) business days of RHSS (or any Affiliate of RHSS relevant to the services provided to an NRZ Entity pursuant to the Agreement) having knowledge that any Governmental Authority is reasonably likely to suspend, revoke or limit any license or approval necessary for RHSS (or any such Affiliate of RHSS) to perform any of the services provided under the Agreement and (ii) provide NRZ Brokerage with at least sixty (60) calendar days’ advanced written notice in the event RHSS elects to intentionally and deliberately surrender or intentionally and deliberately not renew a license or permit a license to expire, which written notification shall include a reasonably detailed explanation of RHSS’s (or such Affiliate’s) reasonable business considerations for such election.

8.
Cooperation with Mortgage Servicers.  RHSS acknowledges that the REO Properties in the Covered Portfolios may be managed by New Residential Mortgage and/or by subservicers acting on New Residential Mortgage’s behalf.  RHSS agrees to reasonably cooperate with New Residential Mortgage and with the servicers or subservicers of the mortgage loans in the Covered Portfolios, and shall timely provide documentation and reporting reasonably requested by New Residential Mortgage and/or such subservicers regarding the brokerage services provided by RHSS with respect to the Subject Referrals.

9.
Client Relationship Manager. RHSS shall provide resources dedicated to monitoring the relationship with NRZ Brokerage. Such resources shall include at least one dedicated client relationship manager that will serve as a primary contact for NRZ Brokerage and its representatives. The responsibilities of such dedicated resources/personnel shall include but not necessarily be limited to the following: (a) responding promptly to all inquiries from NRZ Brokerage and its representatives, and completing appropriate follow-ups communications, (b) managing RHSS’s compliance with its obligation to provide services to NRZ Brokerage in accordance with the terms and conditions of the Agreement, (c) coordinating resolution of questions or issues, (d) managing RHSS’s fulfillment of Service Level Agreements, (e) managing actions items and deliver timely and accurate reports, and (f) managing and coordinate audits, in each case in accordance with the Agreement and this Vendor Management Addendum.

10.
Engagement and Management of Vendors. RHSS (or any Affiliate of RHSS relevant to the services provided to pursuant to the Agreement) may engage third-party vendors or RHSS-Affiliated entities related to such services, provided that (x) any such engagement of, or delegation of duties to, any vendor shall not relieve RHSS of any representations, warranties, covenants or obligations under the Agreement or this Vendor Management Addendum (except where such third-party vendors were engaged by RHSS at the direction of an NRZ entity), and (y) with respect to any such engagement, RHSS (or any such Affiliate of RHSS) shall:

EXHIBIT 5-8

a.
To the extent any costs or charges shall be passed on to NRZ Brokerage, New Residential Mortgage (or any subservicer of New Residential Mortgage), any securitization trust or any party to any securitization or servicing agreement, engage each such vendor on commercially reasonable, arm’s length basis and at competitive rates of compensation;

b.	Engage each such vendor on terms and rates consistent with applicable laws and regulations;

c.
Maintain written policies and procedures relating to its vendor management practices that comply with applicable laws and regulations governing the supervision of service providers, including without limitation Compliance Bulletin and Policy Guidance 2016-02 published by the Consumer Financial Protection Bureau (or any applicable successor bulletin or guidance), and shall adhere to such policies and procedures;

d.
Require that any vendor engaged by RHSS (or by any RHSS Affiliate relevant to the services provided to an NRZ Entity pursuant to the Agreement) materially comply with all applicable laws and regulations all agreements governing such engagement;

e.
Require that any vendor engaged by RHSS (or by any RHSS Affiliate relevant to the services provided to an NRZ Entity pursuant to the Agreement) materially comply with RHSS or its Affiliates’ applicable vendor insurance requirements and minimum liability limits (including with respect to workers’ compensation insurance) which are customized and amended from time to time based on activities undertaken and services performed by the vendor.

f.
Confirm that no vendor engaged by RHSS (or by any Affiliate of RHSS relevant to the services provided to an NRZ Entity pursuant to the Agreement) appears on any of the (i) Freddie Mac Exclusionary List (but solely to the extent an NRZ Entity is permitted to provide (and does provide) RHSS access to such list for the purpose of complying with this subsection), (ii) Specifically Designated Nationals and Blocked Persons List published by OFAC (as checked by RHSS on an annual basis), (iii) Suspended Counterparty Program list published by Federal Housing Finance Agency (as checked by RHSS on an annual basis) or (iv) RHSS’s (or such Affiliate’s) internal “do not use” vendor list, and shall promptly (A) notify NRZ Brokerage to the extent RHSS learns of any such vendor becoming subject to any such list, and (B) terminate such vendor immediately; and

g.
Notify NRZ Brokerage as promptly as possible and in any event within five (5) business days RHSS (or any RHSS Affiliate relevant to the services provided to an NRZ Entity pursuant to the Agreement) becoming aware that any vendor engaged by RHSS (or by such Affiliate) has violated or failed to comply with any applicable laws or regulations, and/or has violated any applicable agreement with RHSS (or with such Affiliate), if such violation or failure to comply could reasonably be expected to materially adversely impact any Subject REO Referral, which notification shall include, without limitation,

EXHIBIT 5-9

(i) a summary of such violation or non-compliance and (ii) an action plan for (A) remediating any existing violations or non-compliance by such vendor and preventing such violation or non-compliance in the future, or (B) terminating and, if necessary, replacing such vendor.

11.	Cooperation with Governmental Authority Examinations; Cooperation with NRZ Brokerage Third Party Vendor Oversight Requirements.

a.
Examinations. RHSS shall (and shall cause any Affiliate of RHSS relevant to the services provided to an NRZ Entity pursuant to the Agreement to) cooperate fully and comply in all respects with requests from NRZ Brokerage or any New Residential Affiliate, including but not limited to any examination, inquiry, routine request, subpoena, civil investigative demand, or similar ad hoc regulatory demand for information or request of any kind from any Governmental Authority to NRZ Brokerage or any New Residential Affiliate pertaining to the services provided by RHSS (or such RHSS Affiliate) under the Agreement. NRZ Brokerage shall (or shall cause such applicable New Residential Affiliate to) make use of its commercially reasonable best efforts to provide RHSS with as much written notice as reasonably practicable under the circumstances of such examination, inquiry, investigation or request; provided, that NRZ Brokerage shall (and shall cause such applicable New Residential Affiliate to):

i.
Notify RHSS in writing to this email address: NRZInfoRequest@altisource.com as promptly as reasonably possible based on the circumstances and the type of communication from such Governmental Authority, based on NRZ’s reasonable judgment, and in no event will unreasonably delay notifying RHSS of such request;

ii.	Consult with RHSS regarding RHSS’s reasonable estimation of the (A) time, (B) RHSS resources, and (C) RHSS costs that may result from any such request;

iii.
If NRZ Brokerage determines, based on such consultation but in NRZ Brokerage’s sole reasonable discretion, that it is (A) appropriate, (B) reasonable, and (C) without unreasonable risk to NRZ (or any New Residential Affiliate) to seek a modification to the request (including without limitation a narrowing of the request scope) or an extension of the Governmental Authority’s deadline, then NRZ Brokerage shall communicate such request to the Governmental Authority; and

iv.
If, subject to clause iii, any Governmental Authority agrees to extend such deadline, then NRZ Brokerage shall extend the deadline of NRZ Brokerage’s initial request, but NRZ Brokerage may, at its sole reasonable discretion, shorten the Governmental Authority’s extended deadline by up to two (2) business days.

b.
Additional Reporting or Testing. Upon reasonable request and after reasonable notice by NRZ Brokerage from time to time, RHSS shall provide NRZ Brokerage with additional data, documentation, reporting or other information as may be reasonably required for NRZ Brokerage to comply with its internal third party vendor oversight

EXHIBIT 5-10

policies and procedures, which may include, without limitation, such additional data, documentation or reporting that will be sufficient for NRZ Brokerage to (i) implement ongoing monitoring of RHSS’s compliance with applicable laws and regulations, (ii) implement periodic or ongoing compliance testing, or (iii) examine individual files relating to Subject REO Referrals for the purpose of manual asset-level compliance reviews. NRZ Brokerage shall provide prior written notice at least ten (10) business days prior to the deadline relating to any such additional requests, and shall work cooperatively with RHSS to minimize disruptions to RHSS’s business or operations resulting from such additional requests.

12.
Affiliate Information. To the extent that the information requested pursuant to this Vendor Management Addendum seeks procedures, measures, practices, policies or other similar documents or information (“Policies”) pertaining to RHSS, such information requested can be satisfied by providing the corresponding Policies for RHSS’s parent companies or other Altisource Affiliates, provided that such Policies are expressly applicable to RHSS.

13.	Authorization to Receive Information. NRZ Brokerage represents and warrants that it is permitted by the seller of the Subject REO Referrals to receive the information requested hereunder.

14.
Confidentiality. NRZ Brokerage agrees to hold, and to cause its directors, officers, employees, affiliates, agents, accountants, auditors, counsel and other advisors and representatives (collectively, “Representatives”) to hold, in strict confidence, and shall not release or disclose, or permit to be released or disclosed, to any other person except its Representatives, any information, notes, analyses, compilations, reports, forecasts, studies, samples, data, statistics, summaries, interpretations, and other materials provided under this Vendor Management Addendum (collectively, “Information”), as well as any memoranda, notes, summaries or other materials created by or on behalf of NRZ Brokerage or its Representatives based on such Information, except to the extent that such information has been (i) in the public domain through no fault of such party or any of their respective directors, officers, employees, affiliates, agents, accountants, auditors, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by such party, which sources are not known by such party to be themselves bound by a confidentiality obligation, (iii) independently generated without reference to any proprietary or confidential information (collectively, “Confidential Information”). Notwithstanding anything to the contrary in this Section 14, NRZ Brokerage (or any applicable New Residential Affiliate) shall be permitted to disclose information provided pursuant to Section 11(a) to a Governmental Authority, solely to the extent required to respond to the Governmental Authority.

Any information provided pursuant to this Vendor Management Addendum shall be used solely for the purposes expressly permitted hereunder and not for any other purpose. For the avoidance of doubt, the obligations under this Section 14 shall apply to any Confidential Information, regardless of whether such Confidential Information is retained in the form provided by RHSS or to NRZ Brokerage and/or its Representatives, in another form or in the memories of NRZ Brokerage and/or its Representatives. This

EXHIBIT 5-11

Section 14 shall survive the expiration and/or any earlier termination of the Agreement and/or this Vendor Management Addendum.

EXHIBIT 5-12

Exhibit 5A

INSURANCE REQUIREMENTS

RHSS or its Affiliate shall use commercially reasonable efforts to purchase and maintain insurance on RHSS’s behalf, the following types of coverage and limits of liability:

1.	Commercial General Liability (CGL) coverage with limits of insurance of not less than $[***] each occurrence and $[***] annual aggregate.

a.
CGL coverage shall be written on ISO Occurrence form CG 00 01 1093 or such other coverage that is currently commercially reasonably available to RHSS or its Affiliates in the market at the time of purchase of the coverage and shall cover liability arising from premises, operations, independent contractors, products-completed operations, and personal and advertising injury.

b.
NRZ Brokerage shall be included as an additional insured on the CGL, using ISO Additional Insured Endorsement CG 20 10 11 85 or such other coverage that is currently commercially reasonably available to RHSS or its Affiliates in the market at the time of purchase of the coverage. Where commercially reasonable, coverage for the additional insureds shall apply as primary and non-contributing insurance before any other insurance or self-insurance, including any deductible, maintained by, or provided to, the additional insureds.

2.	Automobile Liability

a.	Business auto liability with limits of at least $[***] each accident.

b.	Business auto coverage must include coverage for liability arising out of all owned, leased, hired and non-owned automobiles.

c.	RHSS will list NRZ Brokerage as an additional insured on the auto policy.

3.	Commercial Umbrella

a.	Umbrella limits must be at least $[***].

b.	Umbrella coverage must, unless prohibited by the applicable insurer on commercially reasonable terms, include as additional insureds all entities that are additional insureds on the CGL.

c.
Umbrella coverage for such additional insureds shall, unless prohibited by the applicable insurer on commercially reasonable terms, apply as primary before any other insurance or self-insurance, including any deductible, maintained by, or provided to, the additional insured other than the CGL, auto liability and employers liability coverages maintained by RHSS or its Affiliates.

EXHIBIT 5A-1

4.	Workers’ Compensation and Employers Liability

a.	Workers’ compensation or employers liability insurance limits of at least $[***] each accident for bodily injury by accident and $[***] each employee for injury by disease.

b.	Where applicable, U.S. Longshore and Harborworkers Compensation Act Endorsement shall be attached to the policy.
Waiver of Subrogation
Unless prohibited by the applicable insurer on commercially reasonable terms, RHSS waives all rights against NRZ Brokerage and its agents, officers, directors and employees for recovery of damages to the extent these damages are covered by commercial general liability, commercial umbrella liability, business auto liability or workers compensation and employers liability insurance maintained per requirements stated above.
Attached to each certificate of insurance shall be a copy of the applicable additional insured endorsement and a copy of the applicable other insurance clause that is part of RHSS or its Affiliates’ commercial general liability policy. RHSS will endeavor to cause these certificates and the related insurance policies to contain a provision that coverage afforded under the policies will not be canceled or allowed to expire until at least 30 days prior written notice has been given to NRZ Brokerage. A copy of the entire commercial general liability policy shall be submitted to NRZ Brokerage when requested.

5.	Errors & Omissions

a.	Professional Liability Insurance limits of at least $[***]

b.
Unless prohibited by the applicable insurer on commercially reasonable terms and to the extent the insurer has agreed to remove the insured v. insured exclusion and the requirement that coverage only applies to professional services provided to “others”, such insurance shall include a provision naming NRZ Brokerage as additional insured

6.	Cyber Liability

a.	Contractor will maintain a cyber policy (security & privacy insurance with electronic media liability) with limits of at least $[***]

b.
Unless prohibited by the applicable insurer on commercially reasonable terms, the cyber policy shall include a provision naming NRZ Brokerage as additional insured and also include a statement that any insured versus insured exclusion will not apply

7.	Crime

a.	Commercial crime policy with limits of at least $[***]

EXHIBIT 5A-2

b.	Insurance shall include a provision covering employee theft of NRZ Brokerage’s property, including money or securities

c.	Unless prohibited by the applicable insurer on commercially reasonable terms, the commercial crime policy shall include a provision naming NRZ Brokerage as loss payee

RHSS or its Affiliates shall provide NRZ Brokerage with insurance policies, slips, certificates or endorsements, as applicable, evidencing the insurance coverages procured pursuant to this Exhibit 5A within 30 days of the execution of the Agreement. To the extent an insurer or insurance broker cannot, or will not, provide such evidence of coverage or policy terms within 30 days of the execution of the Agreement, RHSS or its Affiliates shall provide such evidence of coverage within 5 business days of receipt of such evidence by RHSS or its Affiliates. Within 30 days of each annual policy renewal after the expiration of the policies in effect at the effective date of the Agreement, RHSS or its Affiliates shall provide NRZ Brokerage with certificates of insurance or other evidence of insurance purchased at each renewal, including, where applicable, evidence of the addition or maintenance, as applicable, of NRZ Brokerage as an additional insured or loss payee.

RHSS or its Affiliates shall provide NRZ Brokerage with written notice of any material changes to any policies set forth in this Exhibit 5A within 5 business days of receipt of notice of such changes by RHSS or its Affiliates.

RHSS or its Affiliates shall, on or before the expiration date of any applicable insurance policy, provide NRZ Brokerage with written notice of any incumbent insurer’s determination not to maintain NRZ Brokerage as an additional insured or loss payee, as applicable, or in the case of a new insurer, such insurer’s determination not to add NRZ Brokerage as an additional insured or loss payee, as applicable, on such insurance policy.

EXHIBIT 5A-3

EXHIBIT 5B – REPORTING REQUIREMENTS

SLA Based Operational Reporting
#	Report Name	Description	Output Format	Delivery Package Name
1	[***]	[***]	PDF	Monthly Business Review Deck
2	[***]	[***]	PDF	Monthly Business Review Deck
3	[***]	[***]	PDF	Monthly Business Review Deck
4	[***]	[***]	PDF	Monthly Business Review Deck

Non-SLA Based Operational Reporting
#	Report Name	Description	Fields	Output Format	Delivery Package Name
1	Sales by Altisource brokers versus third party broker	Aggregated dashboard representing the trailing twelve month trend on REO monthly sales split by RHSS and third party broker	N/A	PDF	Monthly Business Review Deck
2	Number of auction cycles before sale	Aggregated dashboard on Hubzu performance representing the trailing twelve month trend on REO monthly sales by number of auction cycles	N/A	PDF	Monthly Business Review Deck
3	Sales price versus listing price	Aggregated dashboard representing the trailing twelve month trend on Net Sales Price by most recent Listing Price for all REO sales in a given month	N/A	PDF	Monthly Business Review Deck

EXHIBIT 5B-1

Non-SLA Based Operational Reporting
4	Sales price versus reverse price	Aggregated dashboard representing the trailing twelve month trend on Net Sales Price by most recent Reserve Price for all REO sales in a given month	N/A	PDF	Monthly Business Review Deck
5	Number of properties that do not receive any bids	Aggregated tabular view of the current inventory of all REO properties in active Hubzu listing that did not receive a bid across value bands and listing timeline	N/A	PDF	Monthly Business Review Deck
6	Number of properties that do not receive any bids above reserve	Aggregated tabular view of the current inventory of all REO properties in active Hubzu listing that did not receive a bid above reserve across value bands and listing timeline	N/A	PDF	Monthly Business Review Deck
7	Sales performance (liquidation rates, average days on market, price to pre-sales market value) by states and/or MSAs	Geographical state wise view of the trailing twelve month trend on REO monthly sales performance in terms of liquidation rate, days on market and net sale price by most recent pre-sales market value	N/A	PDF	Monthly Business Review Deck
8	Sales performance by urban versus suburban versus rural	Aggregated dashboard representing the trailing twelve month trend on REO monthly sales split by geographical areas such as urban, rural etc.	N/A	PDF	Monthly Business Review Deck
9	Sales performance by sales price buckets	Aggregated dashboard representing the trailing twelve month trend on REO monthly sales across value bands	N/A	PDF	Monthly Business Review Deck
10	Sales performance by property type (standalone home vs townhome vs condo)	Aggregated dashboard representing the trailing twelve month trend on REO monthly sales split by property type	N/A	PDF	Monthly Business Review Deck

EXHIBIT 5B-2

Non-SLA Based Operational Reporting
11	Price to pre-sales market value days on market	1. Price to Pre-Sales Market Value: Covered in SLA reporting 2. Days on Market: Aggregated dashboard representing the trailing twelve month trend on REO monthly sales by days on market	N/A	PDF	Monthly Business Review Deck
12	Sales volume by ASPS escrow agent versus third party	Aggregated dashboard representing the trailing twelve month trend on REO monthly sales split by closing office type (Premium Title vs non-Premium Title)	N/A	PDF	Monthly Business Review Deck
13	MTD Closings Report	Property level report on all daily REO closings for the day
1. Report Date
2. Loan Number
3. Address
4. State
5. Zip
6. Referral Date
7. Acquisition Date
8. Sale Date
9. Sale Price
10. Closing Office Type (In-house / 3rd Party)
11. NRZ Commission ($)
12. NRZ Commission (%)
13. Wire Receipt Date
				Excel	MTD Sales Report

EXHIBIT 5B-3

Non-SLA Based Operational Reporting
14	New Listing Report (Monthly)	Property level report on all new listing in a given month
1. Report Date
2. Loan Number
3. Address
4. State
5. Zip
6. Referral Date
7. Acquisition Date
8. Days Since Acquisition
9. First List Date
10. First List Price
11. NRZ Commission (%)
12. RHSS Commission (%)
13. Minimum RHSS Commission ($)
14. Buyer Agent Commission (%)
15. Minimum Buyer Agent Commission ($)
			Excel	New Listing Report

EXHIBIT 5B-4

Exhibit 6

METHODOLOGY FOR DETERMINING SUBJECT REO REFERRAL LIST PRICES,
PRICE REDUCTIONS, RESERVE PRICES, STARTING BIDS, WINNING BIDS AND ACCEPTABLE OFFERS

THE REMAINDER OF THIS PAGE AND THE FOLLOWING FIVE PAGES OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

[***]

EXHIBIT 6-1

Exhibit 7
PERFORMANCE SCORECARD

THE FOLLOWING SIX PAGES OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

[***]

EXHIBIT 7-1

Exhibit 8
STATES IN WHICH NEW RESIDENTIAL SALES CORP. IS QUALIFIED TO RECEIVE COMMISSIONS

THE REMAINDER OF THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

[***]

EXHIBIT 8-1